Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

October 12, 2026

among

BUMBLE INC.,

BUZZ HOLDINGS L.P.,

ITHACA HOLDCO, INC.

OAK MERGER SUB 1, INC.

and

OAK MERGER SUB 2, LLC

Table of Contents

i

Exhibits

Exhibit A	Form of Rollover Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Stockholder Consent
Exhibit D	Form of Surviving Opco Certificate of Formation
Exhibit E	Form of Surviving Opco Limited Partnership Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 12, 2026, among Bumble, Inc., a Delaware corporation (the “Company”), Buzz Holdings L.P., a Delaware limited partnership (“Opco”), Ithaca Holdco, Inc. a Delaware corporation (“Parent”), Oak Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”) and Oak Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2” and collectively with Merger Sub 1, the “Merger Subs” and each a “Merger Sub”). Capitalized terms used and not defined herein shall have the meanings ascribed thereto in Section 1.01.

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent and the Merger Subs have each approved this Agreement, declared it advisable for Parent and the Merger Subs, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole stockholder of each Merger Sub, approve and adopt this Agreement following the execution and delivery of this Agreement;

WHEREAS, the board of directors of the Company (the “Board of Directors”) established a special transaction committee of the Board of Directors consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and oversee the negotiation of this Agreement and the transactions contemplated by this Agreement and make a recommendation to the Board of Directors as to whether the Company should enter into this Agreement;

WHEREAS, the Special Committee has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Mergers and the Rollover, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Disinterested Company Stockholders, and (b) recommended that the Board of Directors (i) approve this Agreement and the transactions contemplated by this Agreement, including the Mergers and the Rollover, and (ii) subject to Section 6.04, recommend adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Mergers and the Rollover, to the stockholders of the Company (such recommendation, the “Special Committee Recommendation”);

WHEREAS, the Board of Directors, acting upon the Special Committee Recommendation, has (a) determined that this Agreement and the transactions contemplated hereby, including the Corporate Merger and the Rollover, on the terms and subject to the conditions set forth in this Agreement, are advisable, fair to and in the best interests of the Company and its stockholders (including the Disinterested Company Stockholders), (b) declared this Agreement and the transactions contemplated by this Agreement, including the Corporate Merger and the Rollover, advisable, (c) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Corporate Merger and the Rollover, on the terms and subject to the conditions contained herein and (d) subject to Section 6.04, resolved to recommend adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Corporate Merger and the Rollover, to the stockholders of the Company (such recommendation, the “Company Recommendation”);

WHEREAS, the Company, as the general partner of Opco, has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Opco Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Opco and its members and (ii) approved the execution and delivery of this Agreement and the transactions contemplated hereby, including the Opco Merger;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company the Equity Commitment Letter between Parent and Greenoaks Prime Radiant LP (the “Equity Investor”);

WHEREAS, as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has agreed to certain obligations pursuant to Section 7.04;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parent’s willingness to enter into this Agreement, Whitney Wolfe Herd (collectively with one or more of her controlled entities, the “Founder”) has entered into a rollover agreement with Parent and Oak Topco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Oak Topco”), dated as of the date of this Agreement and substantially in the form attached hereto as Exhibit A (the “Rollover Agreement”), with respect to certain obligations of the Founder, including an agreement to contribute certain Company Securities (the “Rollover Securities”) held by the Founder to Oak Topco (the “Rollover”), as specified in the Rollover Agreement; and

WHEREAS, promptly following the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent, the Company and the Escrow Agent shall, as promptly as practicable following the date hereof (and in any case no later than five (5) Business Days following the date hereof), enter into an escrow agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1
Definitions

Section 1.01. Definitions.

(a)  As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means a confidentiality agreement between a Third Party and the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case (A) containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions), (B) containing confidentiality provisions not less favorable to the Company in the aggregate than the terms of the Confidentiality Agreement and (C) that does not prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with, Section 6.04 and any obligations under the Agreement.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any unsolicited Third Party inquiry, offer, proposal or indication of interest relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company and its Subsidiaries or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets or revenues of the Company and its Subsidiaries that, if consummated, would result in (x) such Third Party (or the ultimate shareholders of such Third Party) beneficially owning more than 25% of any class of outstanding voting or equity securities of the Company or (y) the holders of Company Common Stock immediately preceding such transaction holding less than 75% of the total outstanding voting or equity securities of the surviving or resulting entity of such transaction, or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this Agreement, Parent, the Merger Subs and the Equity Investor shall be deemed not to be Affiliates of the Company and vice versa; provided further that, for purposes of this Agreement and for the avoidance of doubt, Parent, the Merger Subs and their respective Affiliates shall not be deemed to be Affiliates of the Founder, the Equity Investor or any of their respective Affiliates, and/or vice versa. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), act, statute, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Blackstone” means BX Buzz ML-1 Holdco L.P., a Delaware limited partnership, BX Buzz ML-2 Holdco L.P., a Delaware limited partnership, BX Buzz ML-3 Holdco L.P., a Delaware limited partnership, BX Buzz ML-4 Holdco L.P., a Delaware limited partnership, BX Buzz ML-5 Holdco L.P., a Delaware limited partnership, BX Buzz ML-6 Holdco L.P., a Delaware limited partnership and BX Buzz ML-7 Holdco L.P., a Delaware limited partnership.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2025.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s report on Form 10-Q for the quarterly period ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means June 30, 2026.

“Company Credit Agreements” means (i) that certain Term Loan Credit Agreement, dated as of April 24, 2026 (the “Company Term Loan”), by and among Buzz BidCo L.L.C., Buzz Finco L.L.C., Guggenheim Credit Services, LLC, as Administrative Agent, Alter Domus (US) LLC, as Collateral Agent and Guggenheim Corporate Funding, LLC and Story3 Capital Partners, LLC, as Joint Lead Arrangers and (ii) that certain Senior Priority Revolving Credit Agreement, dated as of April 24, 2026 (the “Company Revolver”), by and among Buzz BidCo, L.L.C., Buzz Finco L.L.C., the guarantors party thereto, the lenders party thereto, the letter of credit issuers and swing line lenders party thereto, Citibank, N.A., as administrative agent and Alter Domus (US) LLC, as collateral agent.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and the Merger Subs or their Representatives.

“Company Equity Award” means each equity or equity-based award granted under the Company Stock Plan, including each Company RSU or Company Option, and any Opco Incentive Unit.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended from time to time.

“Company Material Adverse Effect” means any effect, event, change, circumstance, occurrence, condition, state of facts or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the financial condition, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect, event, change, circumstance, occurrence, condition, state of facts or development directly or indirectly arising out of, or attributable to or resulting from any of the following, alone or in combination (i) changes or prospective changes after the date hereof in GAAP or any binding interpretation thereof, (ii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), including the imposition or adjustment of tariffs, (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, (iv) changes or prospective changes after the date hereof in Applicable Law or any binding interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities (including the current conflicts in the Middle East or between the Russian Federation and Ukraine) and any evolutions thereof and any sanctions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith, acts of war, sabotage, terrorism, cyberattacks, natural disasters (including any hurricane, tornado, flood, earthquake and weather-related event), acts of god, demonstrations, public disaster, global health conditions (including epidemics, pandemics or other diseases (including SARS-CoV-2 or COVID-19, monkeypox (or similar viruses in the orthopoxvirus genus) and any evolutions or mutations thereof)) including any deterioration or worsening thereof, (vi) the negotiation, execution or delivery of this Agreement or the announcement, pendency, or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Subsidiaries, or actions taken by Parent or any of its Subsidiaries or the announcement of Parent’s plans or intentions with respect to the conduct of the business of the Company following Closing, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement (in each case, other than for purposes of any representation and warranty contained in this Agreement to the extent that such representation and warranty expressly addresses consequences resulting from the negotiation, the execution, and delivery or the announcement, pendency or consummation of the transactions contemplated by this Agreement), (vii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period after the date hereof (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the specific written request of Parent or the Merger Subs, including any actions taken by the Company or any of its Subsidiaries in order for Parent to comply with its obligation under Section 8.01 or actions taken by Parent or any of its Subsidiaries or the announcement of Parent’s plans or intentions with respect to the conduct of the business of the Company following Closing, (ix) changes in the price and/or trading volume of the shares of Company Common Stock or any other securities of the Company on NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are expressly required to be taken (or omitted to be taken) pursuant to this Agreement (other than pursuant to Section 6.01), except, in the case of clauses (i), (ii), (iii), (iv) and (v), to the extent the business of the Company and its Subsidiaries, taken as a whole, is disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate.

“Company Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries, including for the current or future benefit of any current or former Company Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect current or contingent liability or obligation.

“Company Service Provider” means an employee, non-employee director or individual independent contractor of the Company or any of its Subsidiaries.

“Company Stock Plan” means the Company’s 2021 Omnibus Incentive Plan, as amended from time to time, including any sub-plan adopted thereunder.

“Company Stockholder Approval” means the adoption of this Agreement by the delivery of a duly executed Stockholder Written Consent from the Principal Stockholders.

“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to govern competition, trade regulation or foreign investment, including any applicable Foreign Direct Investment Law, or to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Debt Financing” means any debt financing incurred or obtained by Parent (or one or more of its Affiliates) to finance the transactions contemplated by this Agreement (including any alternative or replacement financing obtained in accordance with this Agreement).

“Delaware Law” means the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”).

“Disinterested Company Stockholders” means the stockholders of the Company other than the Founder, Parent or any of their respective affiliates, “associates” or “immediate family” members (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act).

“Environmental Laws” means any Applicable Laws that have as their principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any entity, trade, or business (whether or not incorporated) that is, or was at the relevant time, under common control, or treated as a single employer, with the Company or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m), or Section 414(o) of the Code.

“Excluded Information” means any (1) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” and information customarily provided by financing sources, investment banks or their counsel or advisors, including in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A under the 1933 Act, (2) risk factors relating to, or any description of, all or any component of the Debt Financing, (3) historical financial statements or other information required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the 1933 Act, any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the 1933 Act or any XBRL exhibits; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the 1933 Act in a “Rule 144A-for-life” offering, (5) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, (6) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2024, (7) financial information that the Company or its Affiliates do not maintain in the ordinary course of business, (8) information not reasonably available to the Company or its Affiliates under their respective current reporting systems, or (9) (x) pro forma financial information or pro forma financial statements or (y) projections.

“Foreign Direct Investment Law” means any Applicable Law that is designed or intended to prohibit, restrict or regulate on national security or public order grounds actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or NASDAQ or any self-regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Information Statement” means the information statement of the Company to be filed with the SEC and mailed to the stockholders of the Company in connection with the Merger pursuant to Schedule 14C of the 1934 Act.

“Information Statement Effectiveness Date” means the twenty-first calendar day following the date of dissemination of the Information Statement, except as such date may be required to be delayed by Applicable Law, including the rules and regulations promulgated under the 1934 Act, or by the staff of the SEC.

“Intellectual Property” means trademarks, service marks, trade names, trade dress, logos, slogans, domain names, social media handles and other indications of origin, rights of publicity, and the goodwill associated with the foregoing, mask works, inventions, patents, trade secrets, confidential and proprietary information, copyrights, know-how, databases and data compilations, rights in computer software and code (including any registrations, applications, issuances or grants of or for any of the foregoing) or any other similar type of proprietary intellectual property rights, in each case anywhere in the world.

“IT Systems” means the hardware, firmware, networks, platforms, servers, interfaces, applications, and any other information technology systems owned or controlled by, or licensed to, the Company or any of its Subsidiaries.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule after reasonable inquiry and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“Material and Willful Breach” means a breach that is a consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act, or the failure to take such act, would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-U.S. Plan” shall mean each Company Plan (i) primarily for the benefit of any current or former employees, directors or other service providers who perform services outside the United States or (ii) which is not subject to United States law.

“NASDAQ” means Nasdaq Stock Market, LLC.

“Opco Common Unit” means a common unit of Opco as defined in Section 2.9 of the Opco LPA.

“Opco GP Approval” means the adoption of this Agreement by the Company as the general partner of Opco, pursuant to and in compliance with the Opco LPA.

“Opco Incentive Units” means an incentive unit of Opco as defined in Section 2.9 of the Opco LPA that is intended to qualify as a “profits interest” within the meaning of IRS Revenue Procedure 93-27 and Revenue Procedure 2001-43.

“Opco LPA” means the limited partnership agreement by and among the Company as general partner and the limited partners named therein, dated as of February 10, 2021, as amended from time to time.

“Opco Unit” means either of an Opco Common Unit or an Opco Incentive Unit.

“Opco Unitholder” means those Persons holding Opco Common Units or Opco Incentive Units immediately prior to the Opco Merger Effective Time.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, award, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, development, occurrence, condition, or state of facts that, individually or in the aggregate, would reasonably be expected to materially prevent, impair, interfere with, hinder or delay the ability of Parent or the Merger Subs to consummate the Mergers or the other transactions contemplated by this Agreement on a timely basis, and in any event, prior to the End Date.

“Principal Stockholders” means the Founder and Blackstone.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company or its Representatives.

“Permit” means each governmental license, franchise, certificate, approval, registration, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business as currently conducted.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) Liens incurred in the ordinary course of business since the Company Balance Sheet Date, (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as currently conducted, (vi) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Leased Real Property or affecting the interest of a subtenant of Company or its Subsidiaries therein, (vii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, (viii) any state of facts which an accurate survey of the Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and operation of the applicable Real Property in the business of the Company and its Subsidiaries as currently conducted, (ix) Liens constituting licenses or sub-licenses of Intellectual Property rights granted in the ordinary course of business, (x) Liens securing the Obligations (as such term is defined in the Company Term Loan) and Liens securing the Obligations (as such term is defined in the Company Revolver), and (xi) Liens disclosed on Section 1.01(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means any data or information that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, to an identified or identifiable individual, device or household or (ii) is defined as “personal data,” “personally identifiable information,” “personal information” or any similar term under any Applicable Law relating to data privacy, data protection, or cybersecurity.

“Pre-Closing Flow-Through Tax Return” means any Tax Return with respect to Pre-Closing Flow-Through Taxes.

“Pre-Closing Flow-Through Taxes” means U.S. federal income, state, and local taxes and any other Taxes determined on a flow-through basis (i.e., reported at the entity level but with respect to which items of income, gain, loss or deduction or other Tax attributes or Taxes are allocated to the direct or indirect beneficial owners of the entity) with respect to Opco or any of its Subsidiaries for any Pre-Closing Tax Period or Straddle Period.

“Pre-Closing Tax Period” means any Tax period (or portion of any Tax period) ending on or prior to the Closing Date.

“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Qualified Institution” means a federally or state-chartered U.S. commercial bank that (a) has consolidated total assets of at least $500 billion and combined capital and surplus of at least $100 billion, in each case as reflected in its most recent publicly available quarterly regulatory report; (b) maintains short-term issuer credit ratings of at least “A-1” by S&P Global Ratings and “P-1” by Moody’s Ratings; and (c) maintains long-term senior unsecured debt ratings of at least “A+” by S&P Global Ratings and “Aa3” by Moody’s Ratings.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.

“Sanctioned Country” means any country or region that is, or has been at any time since April 24, 2019, itself the subject or target of Sanctions or a comprehensive embargo under Trade Control Laws (as of the date of this agreement, Cuba, Iran, North Korea, Syria (until July 1, 2025), the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or of restrictions under Trade Control Laws that broadly prohibit trade or transactions with such Person including: (i) any Person listed on any U.S. or non-U.S. Sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or any other sanctions- or export-related restricted party list maintained by the U.S. Department of State, OFAC, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”), the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) a Governmental Authority of a Sanctioned Country or Venezuela; or (iv) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i), (ii), or (iii); or (v) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Stockholder Written Consent” means an irrevocable written consent, duly executed by each of the Principal Stockholders, in the form of Exhibit C attached hereto, adopting this Agreement.

“Straddle Period” means any Tax period that begins on or prior to and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, (i) any entity of which such Person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Tax Sharing Agreement” means any Tax allocation, Tax sharing, Tax indemnity or other similar agreement or arrangement (other than pursuant to any agreement or arrangement entered into in the ordinary course of business where the primary purpose of which is not related to Taxes).

“Tax” means any tax or other assessment or charge in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any of the foregoing.

“Tax Return” means any report, return, document, declaration or other information or filing filed or required to be filed with any Taxing Authority with respect to Taxes (and any schedules thereto or amendments thereof), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, (including, as applicable, any “group” as defined under the 1934 Act), other than the Company, Parent or any of their respective Affiliates.

“Unvested Company RSU” means a Company RSU that is not a Vested Company RSU.

“Vested Company RSU” means a Company RSU that, as of immediately prior to the Effective Time, is outstanding and (i) vested, (ii) vests in connection with its terms as in effect as of the date hereof as a result of the consummation of the transactions contemplated hereby, or (iii) is held by a non-employee director or Founder.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or non-U.S. Law.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2026 Bonus Plan	7.03(c)
Adverse Recommendation Change	6.04(a)
Agreement	Preamble
Anti-Corruption Laws	4.22(a)
Antitrust Division	8.01(b)
Board of Directors	Recitals
Cancelled Common Share	2.03(d)
Cancelled Opco Common Unit	2.03(e)
Capitalization Date	4.05(a)
Certificates	2.04(a)
Class A Common Stock	4.05(a)
Class A Per Share Price	2.03(a)
Class B Common Stock	4.05(a)
Class B Per Share Price	2.03(b)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Bylaws	4.01(a)
Company Certificate of Incorporation	4.01(a)
Company Common Stock	4.05(a)
Company Option	2.06(a)
Company Preferred Stock	4.05(a)
Company Recommendation	Recitals
Company RSU	2.06(b)
Company SEC Documents	4.07(a)

Term	Section
Company Securities	4.05(c)
Company Subsidiary Securities	4.06(b)
Company Termination Fee	11.04(b)(i)
Confidentiality Agreement	6.03(b)
Continuation Period	7.03(a)
Continuing Employee	7.03(a)
Corporate Certificate of Merger	2.01(c)
Corporate Merger	2.01(a)
D&O Insurance	7.02(d)
Dissenting Company Shares	2.05(a)
DPA	5.05(a)
Earned Bonuses	7.03(c)
Effective Time	2.01(c)
e-mail	11.01
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Equity Commitment Letter	5.09(a)
Equity Financing	5.09(a)
Equity Investor	Recitals
Exchange Agent	2.04(a)
Exchanging Opco Units	2.04(a)
Excluded Opco Unit	2.03(c)
FTC	8.01(b)
Indemnified Person	Section 7.02(a)
Intervening Event	6.04(f)(ii)
Leased Real Property	4.14(b)(i)
Material Contract	4.20(a)
Mergers	2.02(a)
Merger Consideration	2.03(b)
Merger Sub	Preamble
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Opco	Preamble
Opco Certificate of Merger	2.02(b)
Opco Merger	2.02(a)
Opco Merger Effective Time	2.02(b)
Opco Per Unit Price	2.03(c)
Parent	Preamble
Parent Plans	7.03(b)
Parent Termination Fee	11.04(b)(iii)
Per Share Price	2.03(b)
Real Property Lease	4.14(b)(ii)
Schedule 13E-3	8.02(b)
Solvent	5.12(c)

Term	Section
Special Committee	Recitals
Special Committee Recommendation	Recitals
Superior Proposal	6.04(f)(i)
Surviving Corporation	2.01(a)
Surviving Opco	2.02(a)
Trade Control Laws	4.22(b)(ii)
Uncertificated Shares	2.04(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. Except in the Company Disclosure Schedules or Parent Disclosure Schedules, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever this Agreement requires either Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement.

Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of any such prior drafts. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information (a) publicly available on the SEC EDGAR database prior to the date of this Agreement, (b) delivered by or on behalf of the Company to Parent or Parent’s representatives via e-mail or in hard copy form prior to the execution of this Agreement or (c) uploaded prior to the date of this Agreement in the “Project Oak” dataroom hosted on Venue (DFS).

Article 2
The Mergers

Section 2.01. The Corporate Merger.

(a)  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub 1 shall be merged (the “Corporate Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub 1 shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)  Subject to the provisions of Article 9, the closing of the Corporate Merger (the “Closing”) shall take place remotely through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing; provided, that notwithstanding the foregoing, unless otherwise agreed by Parent in writing, neither Parent nor Merger Subs shall be required to effect the Closing prior to November 26, 2026. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

(c)  Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub 1 shall file a certificate of merger (the “Corporate Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law, with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Corporate Merger. The Corporate Merger shall become effective at such time (the “Effective Time”) as the Corporate Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Corporate Certificate of Merger).

(d)  From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub 1, all as provided under Delaware Law.

Section 2.02. The Opco Merger.

(a)  Upon the terms and subject to the conditions of this Agreement, at the Opco Merger Effective Time, Merger Sub 2 shall be merged (the “Opco Merger” and together with the Corporate Merger, the “Mergers”) with and into Opco in accordance with Delaware Law, whereupon the separate existence of Merger Sub 2 shall cease, and Opco shall be the surviving entity (the “Surviving Opco”).

(b)  Subject to the provisions of this Agreement, at the Closing and immediately following the filing of the Corporate Certificate of Merger, the Company as the general partner of Opco and Merger Sub 2 shall file a certificate of merger (the “Opco Certificate of Merger”), executed in accordance with the relevant provisions of Delaware Law, with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Opco Merger. The Opco Merger shall become effective at such time (the “Opco Merger Effective Time”) as the Opco Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Opco Certificate of Merger).

(c)  From and after the Opco Merger Effective Time, the Surviving Opco shall possess all of the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Opco and Merger Sub 2, all as provided under Delaware Law.

Section 2.03. Conversion of Equity Securities.

(a)  Each share of Class A Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Company Shares or Cancelled Common Shares) shall be converted into the right to receive $6.05 in cash, without interest (the “Class A Per Share Price”). As of the Effective Time, all such shares of Class A Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Class A Per Share Price to be paid in accordance with Section 2.04, without interest.

(b)  Each share of Class B Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Company Shares or Cancelled Common Shares) shall be converted into the right to receive $0.000001 in cash, without interest (the “Class B Per Share Price” and each of the Class A Per Share Price and the Class B Per Share Price, a “Per Share Price” and together with the Opco Per Unit Price, the “Merger Consideration”). As of the Effective Time, all such shares of Class B Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Class B Per Share Price to be paid in accordance with Section 2.04, without interest.

(c)  Each Opco Common Unit outstanding immediately prior to the Opco Merger Effective Time (other than the Cancelled Opco Common Units and the Excluded Opco Units) shall be converted into the right to receive an amount in cash equal to the excess of the Class A Per Share Price over the Class B Per Share Price, without interest (the “Opco Per Unit Price”). As of the Opco Merger Effective Time, all such Opco Common Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Opco Per Unit Price to be paid in accordance with Section 2.04, without interest. Each Opco Common Unit that is owned directly or indirectly by the Company (each, an “Excluded Opco Unit”) shall be unaffected by the Opco Merger and shall remain outstanding as a common unit of the Surviving Opco held by the Company.

(d)  Each share of Class A Common Stock or Class B Common Stock held by (i) the Company or any of its Subsidiaries as treasury stock or (ii) owned by Parent or any of its Subsidiaries immediately prior to the Effective Time (including any such units that are Rollover Securities) (each a “Cancelled Common Share”) shall be cancelled, and no payment shall be made with respect thereto.

(e)  Each Opco Common Unit held by (i) Opco or any of its Subsidiaries as treasury stock or (ii) Parent or any of its Subsidiaries immediately prior to the Opco Merger Effective Time (including any such shares that are Rollover Securities) (each a “Cancelled Opco Common Unit”) shall be cancelled, and no payment shall be made with respect thereto.

(f)  No Rollover Securities that are (i) Opco Common Units shall be entitled to receive the Opco Per Unit Price or (ii) shares of Company Common Stock shall be entitled to receive the applicable Per Share Price, and all such Rollover Securities shall, in each case, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or a Subsidiary thereof) pursuant to the terms of the Rollover Agreement and the holders thereof shall receive the Acquired Securities (as defined in the Rollover Agreement) in exchange therefor as provided therein and thereafter the Rollover Securities shall be treated in accordance with Section 2.03(d) or Section 2.03(e), as applicable.

(g)  Each share of common stock of Merger Sub 1 outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(h)  Each membership interest of Merger Sub 2 outstanding immediately prior to the Opco Merger Effective Time shall be converted into and become one limited partner interest of the Surviving Opco with the same rights, powers and privileges as membership interest so converted.

(i)  The general partner interest of the Company in Opco shall, from and after the Opco Merger Effective Time, be held by the Surviving Corporation.

Section 2.04. Surrender and Payment.

(a)  Prior to the Closing Date, Parent shall appoint a nationally recognized bank, trust company or other agent reasonably acceptable to the Company to act as the exchange and paying agent for the Merger (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration as promptly as practicable (x) after the Effective Time (i) certificates representing shares of Company Common Stock (other than Cancelled Common Shares) (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”) and (y) after the Opco Merger Effective Time, uncertificated Opco Common Units (other than the Cancelled Opco Common Units and Excluded Opco Common Units) (the “Exchanging Opco Units”).

The Exchange Agent agreement pursuant to which Parent shall appoint the Exchange Agent shall be in form and substance reasonably acceptable to the Company and Parent. At or immediately prior to the Effective Time, (i) in accordance with and subject to Section 7.05, Parent and the Company will issue joint written instructions causing the Escrow Agent to release all funds held in the Escrow Account to the Exchange Agent, for the benefit of the holders of Company Securities, and (ii) Parent shall make available to the Exchange Agent the balance of the aggregate Merger Consideration that, together with the portion of the Merger Consideration already released from the Escrow Account, is to be paid in respect of the Certificates, the Uncertificated Shares and the Exchanging Opco Units, and such aggregate Merger Consideration shall not be used for any purpose other than to fund payments due pursuant to Section 2.02 and this Section 2.04. Except as set forth in Section 2.06, as promptly as practicable after the Closing Date (but no later than two Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time and each holder of Exchanging Opco Units at the Opco Merger Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)  Each holder of shares of Company Common Stock or Exchanging Opco Units that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares or Exchanging Opco Units, the Merger Consideration payable for each share of Company Common Stock represented by a Certificate or for each Uncertificated Share or Exchanging Opco Unit (less any applicable and permitted withholding). Until so surrendered or transferred, as the case may be, each such Certificate, Uncertificated Share or Exchanging Opco Unit shall represent from and after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any such shares of Company Common Stock or Exchanging Opco Units.

(c)  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share or Exchanging Opco Unit is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share or Exchanging Opco Unit shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate, Uncertificated Share or Exchanging Opco Unit or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)  After the Effective Time, the share transfer books of the Company will be closed and there shall be no further registration of transfers of shares of Company Common Stock. After the Opco Merger Effective Time, the unit transfer books of Opco will be closed and there shall be no further registration of transfers of units of Opco Common Units. If, after the Effective Time, Certificates, Uncertificated Shares or Exchanging Opco Units are presented to the Surviving Corporation, the Surviving Opco or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2 including subject to applicable Law in the case of Dissenting Company Shares.

(e)  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock or Exchanging Opco Units twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Company Common Stock or Exchanging Opco Units for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares of Company Common Stock or Exchanging Opco Units without any interest thereon (subject to abandoned property escheat or similar Applicable Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent will be liable, including to any holder of shares of Company Common Stock or Exchanging Opco Units for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered or Uncertificated Share or Exchanging Opco Unit shall not have been transferred prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)  With respect to Uncertificated Shares held, directly or indirectly, through The Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Exchange Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of shares of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Exchange Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article II.

Section 2.05. Dissenting Shares.

(a)  Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by a holder who is entitled to demand and has not voted in favor of the Merger or consented thereto in writing and who has properly and validly demanded their statutory rights of appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.03(a). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL (or should a court of competent jurisdiction determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL) will thereupon no longer be Dissenting Company Shares and shall be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.04 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.08).

(b)  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in all negotiations and Proceedings with respect to demands for appraisal pursuant to Delaware Law in respect of Dissenting Company Shares. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands in respect of Dissenting Company Shares or waive any failure to timely deliver a written demand for appraisal.

(c)  No appraisal rights shall be available to any holder of Opco Common Units or Opco Incentive Units in connection with the Opco Merger.

Section 2.06. Treatment of Equity Awards.

(a)  Treatment of Company Options. At the Effective Time, each option to purchase Company Common Stock granted under any Company Stock Plan, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time (each, a “Company Option”) shall, by virtue of the Mergers and without any action on the part of Parent, the Merger Subs, the Company or the holder of such Company Option, become fully vested and shall be automatically canceled for no consideration.

(b)  Treatment of Company RSU. At the Effective Time, each restricted stock unit granted under the Company Stock Plan that is outstanding as of immediately prior to the Effective Time (each, a “Company RSU”) shall, by virtue of the Mergers and without any action on the part of Parent, the Merger Subs, the Company or the holder of such Company RSU be treated as follows:

(i)  Vested Company RSU. At the Effective Time, each Vested Company RSU shall be automatically canceled and converted into the right of the holder thereof to receive a cash payment, without interest, in an amount equal to the product of (A) the Class A Per Share Price, multiplied by (B) the number of shares of Company Common Stock issuable in respect of such Vested Company RSU as of immediately prior to the Effective Time.

(ii)  Unvested Company RSU. Each Unvested Company RSU shall be canceled and converted into the contingent right to receive a cash payment, without interest, in an amount equal to the product of (A) the Class A Per Share Price, multiplied by (B) the number of shares of Company Common Stock issuable in respect of such Unvested Company RSU as of immediately prior to the Effective Time (the “Cash Replacement RSU Amount”). Each Cash Replacement RSU Amount shall, subject to the holder’s continued service with Parent or its Affiliates (including the Company or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSU for which such Cash Replacement RSU Amount was exchanged would have vested and been payable pursuant to its terms. Each Cash Replacement RSU Amount shall otherwise have the same terms and conditions (including any “double-trigger” vesting protections) as applied to the Unvested Company RSU for which it was exchanged, except for terms rendered inoperative by reason of the Merger and other administrative or ministerial changes reasonably determined by Parent that, in each case, do not adversely impact the Unvested Company RSU holder. The Company shall pay any portion of the Cash Replacement RSU Amount that vests to the applicable holder thereof no later than the second (2nd) regularly scheduled payroll date following the date on which such portion vests.

(c)  At the Opco Merger Effective Time, each Opco Incentive Unit that is outstanding as of immediately prior to the Opco Merger Effective Time shall, by virtue of the Opco Merger and without any action on the part of Parent, either Merger Sub, the Company, Opco or the holder of such Opco Incentive Unit, be automatically forfeited and canceled without consideration.

(d)  As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP to provide that (i) no offering or purchase period under the Company ESPP will be authorized or commenced on or after the date hereof, and (ii) the Company ESPP will terminate effective as of (and subject to the occurrence of) the Effective Time.

(e)  Prior to the Effective Time, the Board of Directors (or a committee thereof) shall adopt resolutions approving, and shall take such other actions, including any such actions under any Company Stock Plan, as may be reasonably required or necessary to effectuate the provisions of this Section 2.06 prior to, and contingent upon, the Effective Time.

(f)  All payments under Section 2.06(b)(i) shall be made by the Surviving Corporation or any of its Subsidiaries, as applicable, through its payroll system at or as soon as practicable after the Effective Time (and in no event later than the later of (i) the next regularly scheduled payroll run of the Surviving Corporation or its Subsidiary, as applicable, following the Effective Time, and (ii) five Business Days following the Effective Time), pursuant to the Surviving Corporation’s or its Subsidiary’s, as applicable, ordinary payroll practices, and will be subject to any applicable Tax withholding. Notwithstanding the foregoing, any payments contemplated by this Section 2.06 that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid or settled in accordance with the timing set forth in the preceding sentence without triggering a Tax or penalty under Section 409A of the Code shall be made at the earliest time permitted under the terms of such award that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in (x) the number or classes of outstanding shares of capital stock or securities convertible into or exercisable for shares of such capital stock, of the Company or (y) the number or classes of outstanding membership interests or units or securities convertible into or exercisable for shares of such membership interests or units, of Opco shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period but excluding (a) any change that results from the vesting, settlement or exercise (as applicable) of any Company Equity Awards as described above in Section 2.06 or (b) the issuance of shares of Company Common Stock or Company Equity Awards in accordance with the terms of this Agreement, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Company Securities the same economic effect as contemplated by this Agreement prior to such event.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.09. Withholding Rights. Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation, Opco, Surviving Opco, the Exchange Agent and any of their respective Affiliates or agents shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Applicable Law. Parent, the Company, the Surviving Corporation, Opco, Surviving Opco, and the Exchange Agent or any of their respective Affiliates or agents, as the case may be, shall, to the extent it becomes aware of any such requirement to withhold (except to the extent resulting from any failure to provide any tax form reasonably requested), use commercially reasonable efforts to notify the party entitled to receive such payment at least seven (7) Business Days prior to making any such deduction and withholding. Any amounts so deducted or withheld shall, to the extent timely paid over to the appropriate Taxing Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent shall reasonably cooperate with the Company and Opco to reduce or limit any such withholding, including by obtaining any affidavits, certificates or other documentation as may reasonably be expected to afford to the Company or Opco and any holder of shares of Company Common Stock or Opco Units reduction of or relief from such deduction or withholding.

Article 3
The Surviving Entities

Section 3.01. The Surviving Corporation.

(a)  Subject to Section 7.02(b), the certificate of incorporation of Merger Sub 1 in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.02.

(b)  Subject to Section 7.02(b), the bylaws of Merger Sub 1 in effect at the Effective Time shall be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub 1 shall be replaced by reference to the name of the Surviving Corporation) until amended in accordance with Applicable Law. Nothing in this (b) shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.02. The Surviving Opco.

(a)  Subject to Section 7.02(b), from the Opco Merger Effective Time, the certificate of formation of Opco shall be the certificate of formation attached as Exhibit D.

(b)  Subject to Section 7.02(b), from the Opco Merger Effective Time, the limited partnership agreement of Opco shall be the limited partnership agreement attached as Exhibit D.

Section 3.03. Directors and Officers.

(a)  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Sub 1 at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

(b)  From and after the Opco Merger Effective Time, Parent/the Company shall be the sole general partner of the Surviving Opco.

Article 4
Representations and Warranties of the Company

Except (a) as disclosed in any Company SEC Document filed before the date of this Agreement (including the exhibits and schedules thereto) but excluding any forward-looking disclosures set forth in any “risk factors” section or “forward-looking statements” section under the heading “Quantitative and Qualitative Disclosures About Market Risk” or any other statements that are similarly predictive, cautionary or forward-looking in nature; it being understood that any factual information contained within such sections shall not be excluded; or, (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and the Merger Subs that:

Section 4.01. Corporate Existence and Power.

(a)  The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite corporate power required to carry on its business as now conducted and to own, lease or operate its properties and assets, except, in the case of clause (ii) of this paragraph, for any failures to be so incorporated, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation of the Company (the “Company Certificate of Incorporation”) and the bylaws of the Company (the “Company Bylaws”), which are in effect as of the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws. Except as set forth on Schedule 4.06 of the Company Disclosure Schedule, and except for securities held by the Company in connection with its ordinary course treasury investment activities, as of the date hereof, neither the Company nor any of its Subsidiaries directly owns any (i) outstanding shares of capital stock of, or other equity or voting interests in, or (ii) outstanding securities of any Person convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, any other Person.

(b)  Opco (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and (ii) has all requisite limited partnership power required to carry on its business as now conducted and to own, lease or operate its properties and assets, except, in the case of clause (ii) of this paragraph, for any failures to be so formed, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of Opco to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date. Opco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date. The Company has made available to Parent true, complete and correct copies of the limited partnership agreement of Opco in effect as of the date hereof and Opco is not in material violation of any of the provisions of such limited partnership agreement.

Section 4.02. Corporate Authorization.

(a)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required Company Stockholder Approval and the filing of the Corporate Certificate of Merger with the Secretary of State of the State of Delaware in connection with the consummation of the Corporate Merger, have been duly authorized by all necessary corporate action on the part of the Company. The Company Stockholder Approval is the only vote of the holders of any of the Company’s capital stock required by Applicable Law or under the organizational documents of the Company or any of its Subsidiaries necessary in connection with the consummation of the Corporate Merger. The execution, delivery and performance by Opco of this Agreement and the consummation by Opco of the transactions contemplated hereby are within Opco’s corporate powers and, except for the required Opco GP Approval and the filing of the Opco Certificate of Merger with the Secretary of State of the State of Delaware in connection with the consummation of the Opco Merger, have been duly authorized by all necessary corporate action on the part of Opco.

The Opco GP Approval is the only approval required by Applicable Law or under the organizational documents of Opco or any of its Subsidiaries necessary in connection with the consummation of the Opco Merger. Each of the Company and Opco has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and the Merger Subs, this Agreement constitutes a valid and binding agreement of the Company and Opco, enforceable against the Company and Opco in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)  The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Corporate Merger and the Rollover, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Disinterested Company Stockholders and (ii) resolved, subject to Section 6.04, to make the Special Committee Recommendation, and, as of the date of this Agreement, such Special Committee Recommendation has not been subsequently rescinded, modified or withdrawn in any way.

(c)  The Board of Directors, acting upon the Special Committee Recommendation, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Corporate Merger and the Rollover, are advisable, fair to and in the best interests of the Company’s stockholders (including the Disinterested Company Stockholders), (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Corporate Merger and the Rollover), (iii) directed that this Agreement be submitted to the Company’s stockholders for their adoption, and (iv) resolved, subject to Section 6.04(b), to make the Company Recommendation.

(d)  The Company, as the general partner of Opco, has (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Opco and the limited partners of Opco and (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby (including the Opco Merger).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company and Opco of this Agreement and the consummation by the Company and Opco of the transactions contemplated hereby require no action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Schedule, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Required SEC Filings and the clearance thereof by the SEC, (c) the filing of the Corporate Certificate of Merger and the Opco Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of NASDAQ and (e) any other actions or filings the absence of which would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date.

Section 4.04. Non-Contravention. The execution, delivery and performance by the Company and Opco of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval and Opco GP Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date.

Section 4.05. Capitalization.

(a)  The authorized capital stock of the Company consists of 6,000,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), 1,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”), and 500,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 6, 2026 (the “Capitalization Date”), there were outstanding (i) 133,627,088 shares of Class A Common Stock, (ii) 17 shares of Class B Common Stock, (iii) no shares of Company Preferred Stock, (iv) Company RSUs relating to an aggregate of 13,013,108 shares of Company Common Stock, and (v) Company Options to purchase an aggregate of 1,349,086 shares of Company Common Stock having a weighted average exercise price of $16.48 per share (of which Company Options to purchase an aggregate of 931,414 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company RSU or Company Option will be, when issued, duly authorized and validly issued and fully paid and non-assessable and not issued in violation of, or subject to preemptive or any similar rights. There are no outstanding rights to purchase any shares of Company Common Stock under any employee stock purchase plan maintained by the Company or any of its Subsidiaries. As of the Capitalization Date, there were outstanding (x) 21,248,446 Opco Common Units which are convertible into 21,248,446 shares of Class A Common Stock as set forth in the Opco LPA and (y) 8,020,561 Opco Incentive Units which, subject to the participation thresholds set out in the Opco LPA, are convertible into 0 Opco Common Units, which in turn are convertible into 0 shares of Class A Common Stock as set forth in the Opco LPA.

(b)  As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Company Common Stock may vote.

(c)  Except as set forth in this Section 4.05, and for changes since the Capitalization Date resulting from the vesting of any Company Equity Awards or the exercise of Company Options that were outstanding as of the Capitalization Date, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company or Opco, (ii) securities of the Company or Opco convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company or Opco, (iii) warrants, calls, options or other rights to acquire from the Company or Opco, or other obligation of the Company or Opco to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or Opco, or (iv) stock options, restricted shares, stock appreciation rights, restricted share units, performance units, “phantom” equity, profits interests, contingent value rights or similar securities issued by the Company or Opco or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company or Opco (the items in clauses (i) through (iv) being referred to collectively as, the “Company Securities”). There are no outstanding obligations of the Company, Opco or any of their Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(d)  There are no contractual obligations or commitments relating to any of the items set forth in the foregoing Section 4.05(c)(i)-(iv), including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights in respect of Company Securities. There are no declared or accrued but unpaid dividends or distributions with respect to any Company Securities. None of the Company Securities are owned by any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any investment in or capital contribution to any Person other than a wholly owned Subsidiary of the Company.

(e)  Section 4.05(e) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a list of each outstanding Company Equity Award, including (i) the name of the holder thereof, (ii) the applicable grant date, (iii) the number of shares of Company Common Stock subject thereto, if applicable, (iv) in the case of Company Options, the applicable exercise price and expiration date, (v) in the case of Opco Incentive Units, the applicable participation threshold, (vi) in the case of Company RSUs, the vested or unvested status thereof and (vii) in the case of Company RSUs, the applicable vesting schedule, including any applicable acceleration provisions; provided that the information set forth in Section 4.05(e) of the Company Disclosure Schedule may be anonymized to the extent required to comply with Applicable Law (including applicable data privacy laws).

Section 4.06. Subsidiaries.

(a)  Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organization are identified in the Company 10-K. The Company has furnished or otherwise made available to Parent true and complete copies of the articles of incorporation and bylaws (or equivalent organizational documents) each as amended to date, of each “significant subsidiary.”

(b)  All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company (other than Opco) is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Liens and transfer restrictions, except for Permitted Liens and for Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws or the organizational documents of such Subsidiary. Schedule 4.06 of the Company Disclosure Schedule sets forth (x) each Subsidiary of the Company and the ownership interest of the Company and any other Person in each such Subsidiary and (y) the jurisdiction of organization of each Subsidiary of the Company. As of the date hereof, other than in respect of Opco, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (iii) stock options, restricted shares, stock appreciation rights, restricted share units, performance units, “phantom” equity, profits interests, contingent value rights or similar securities issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”) or (iv) contractual obligations or commitments relating to any of the foregoing, including any voting trusts, proxies or any other contracts or understandings with respect to the voting of, or any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights in any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries (other than Opco) to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Subsidiary Securities.

Section 4.07. SEC Filings; Internal Control.

(a)  The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Laws since January 1, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b)  As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)  As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)  The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2024, the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained a system of disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management of the Company by others within those entities, and (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”) as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified, been made aware of, or disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data. Since January 1, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of and have identified for the Company’s auditors any material weaknesses in Internal Controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (a) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (b) fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes (which are not material in the aggregate) in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. Each of the Required SEC Filings (i) on the date it is first mailed to holders of shares of Company Common Stock, and at the time of any amendment or supplement thereto, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii)  will comply as to form in all material respects with the requirements of the 1934 Act applicable to such filing. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in any Required SEC Filings based upon information supplied to the Company by Parent or the Merger Subs or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business and (b) there has not been any change, circumstance, effect, event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries have taken any action that would be prohibited by Section 6.01(a) (Organizational Documents), (d) (Acquisitions), (e) (Dispositions), (f) (Loans and Investments), (g) (Collective Bargaining Agreements), (j) (Liquidation and Restructuring), (o) (Restrictive Covenants), (r) (Capital Expenditures) and (u) (with respect to any of the foregoing).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (none of which is a liability resulting from any breach of contract, breach of warranty, tort, infringement, misappropriation or violation of Applicable Law); (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, prior to the End Date. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1934 Act.

Section 4.12. Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and have been since January 1, 2024, in compliance with, and to the Knowledge of the Company is not under investigation with respect to, and has not been threatened in writing or, to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date.

Section 4.13. Litigation. There is not (a) any Proceeding pending against, or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority or (b) any Order outstanding against the Company or any of its Subsidiaries, in each case except as has not been, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date.

Section 4.14. Properties.

(a)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, free and clear of all Liens other than Permitted Liens.

(b)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each lease under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (the “Leased Real Property”) is valid and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party under any Real Property Lease and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Real Property Lease, is in violation of any provision of any Lease or is in default under any Real Property Lease. Except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect, the Company has delivered or made available to Parent copies of all leases, subleases or licenses, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c)  Except as would not reasonably be expected to have, a Company Material Adverse Effect, (i) each Real Property Lease is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and (iii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Real Property Lease.

(d)  Except for any Permitted Liens and as set forth in Section 4.14(d) of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, a Company Material Adverse Effect, to the Company’s Knowledge (i) there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

Section 4.15. Intellectual Property.

(a)  Except as would not reasonably be expected to have, a Company Material Adverse Effect, the Company or its Subsidiaries exclusively own all right, title and interest in all Intellectual Property owned or purported by the Company to be owned by the Company or its Subsidiaries free and clear of all Liens, other than Permitted Liens, and, to the Knowledge of the Company, have a valid and enforceable right to use all other Intellectual Property necessary for the operation of the Company’s or its Subsidiaries’ businesses. Except as would not reasonably be expected to have, a Company Material Adverse Effect, each item of Intellectual Property owned or purported by the Company to be owned by the Company or any of its Subsidiaries and issued by, registered with or the subject of a pending application before any Governmental Authority is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b)  Except as would not reasonably be expected to have, a Company Material Adverse Effect: (i) to the Knowledge of the Company, since January 1, 2024, the conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person; (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intellectual Property rights owned or purported by the Company to be owned by the Company or its Subsidiaries; (iii) since January 1, 2024, no claim has been asserted or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any Person or breached or exceeded the scope of any license, covenant not to sue, or similar agreement relating to Intellectual Property rights; (iv) to the Knowledge of the Company, (A) none of the Intellectual Property owned by the Company or any of its Subsidiaries has been adjudged invalid or unenforceable in whole or in part and (B) there are no pending or, to the Knowledge of the Company, threatened in writing claims seeking to challenge the validity or enforceability of the Company or any of its Subsidiaries’ rights in any material Intellectual Property owned or purported by the Company to be owned by the Company or its Subsidiaries; and (v) the Company and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned or purported by the Company to be owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof, and, to the Knowledge of the Company, there has not been any unauthorized disclosure of or access to the same.

(c)  Except as would not reasonably be expected to have, a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all (i) Applicable Laws, (ii) the Company’s and its Subsidiaries’ published, public-facing notices (the “Privacy Policies”), and (iii) the Company’s and its Subsidiaries’ material contractual commitments, in each case, relating to the collection, use, storage, processing, transfer, protection, retention, disposal, and disclosure of Personal Information collected or stored by or on behalf of their business (collectively, (i)-(iii), “Privacy Requirements”). To the Knowledge of the Company, no claims have been asserted or threatened in writing against the Company or any Subsidiaries, and neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Authority, alleging a violation of any Person’s privacy or Personal Information or data rights, except for claims that would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (x) violate the Privacy Policies as they currently exist or as they existed at any time during which any applicable Personal Information was collected or obtained (to the extent still applicable to such Personal Information), or (y) restrict in any material respect the ability of the Company or any of its Subsidiaries to use, process and disclose Personal Information as used, processed and disclosed immediately prior to the Closing.

(d)  Except as would not reasonably be expected to have, a Company Material Adverse Effect, to the Knowledge of the Company, since January 1, 2024, there has been no (i) unauthorized access to, or breach of security of, the IT Systems or any Personal Information in the custody of the Company or any of its Subsidiaries or (ii) failure of the IT Systems that resulted in a material disruption to the business of the Company and its Subsidiaries, in each case, that has not been fully remediated and closed in all respects.

Section 4.16. Taxes. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)  All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are correct and complete.

(b)  The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of the Company which have been made available to Parent.

(c)  There is no claim, audit, action, suit, investigation or other Proceeding now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Return. No deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part.

(d)  With respect to tax years open for audit, neither the Company nor any of its Subsidiaries (i) has agreed to or is subject to any waiver or extension of any statute of limitations, in each case, that is currently in effect and in respect of an amount of Taxes or (ii) is a party to or bound by any Tax Sharing Agreement (other than a Tax Sharing Agreement between or among the Company and one of more of its Subsidiaries).

(e)  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company or any of its Subsidiaries, and no such agreements or rulings are pending or have been requested.

(f)  There are no Liens for Taxes (other than Permitted Liens) upon any property or assets of the Company or any of its Subsidiaries.

(g)  Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(h)  Neither the Company nor any of its Subsidiaries has in the last two years constituted a “distributing corporation” or a “controlled corporation” in a transaction involving the distribution of stock intended to qualify for tax-free treatment (in whole or in part) pursuant to Section 355 or 361 of the Code.

(i)  For U.S. federal income (and applicable state, local and non-U.S.) tax purposes the Company is and has since formation been properly classified as a corporation and Opco is properly classified as a partnership and since formation has been properly classified as a partnership or a disregarded entity.

Section 4.17. Employee Benefit Plans.

(a)  Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. Copies of such material Company Plans and all material amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report on Form 5500, if any.

(b)  None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates operates, maintains, contributes to, is required to contribute to or sponsors (or has in the past six (6) years operated, maintained, contributed to, been required to contribute to or sponsored), or has any liability or obligation, contingent or otherwise, with respect to, (i) a Multiemployer Plan, (ii) a “multiple employer plan” that is subject to Section 413(c) of the Code or Section 210, 4062 or 4063 of ERISA, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or an “employee pension benefit plan” that is or was subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA.

(c)  Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Company Plan.

(d)  Each Company Plan has been established, funded, administered and maintained in compliance with its terms and Applicable Law, including ERISA and the Code, except for failures to comply that have not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has incurred any material Tax or other liability (whether or not assessed) pursuant to Sections 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e)  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would reasonably be expected to (i) entitle any Company Service Provider to any payment or benefit, (ii) accelerate the time of payment or vesting of any compensation or benefits, (iii) require a contribution or funding by the Company or any of its Subsidiaries of any Company Plan or the transfer or setting aside of assets to fund any benefits under a Company Plan, (iv) limit or restrict the right to merge, amend, terminate or transfer assets of any Company Plan following the Effective Time, or (v) result in any payment or benefit that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(f)  Neither the Company nor any of its Subsidiaries has any obligation to provide any Person with a Tax “gross-up” or similar “make-whole” payment for any Taxes, including those imposed under Section 409A or 4999.

(g)  Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h)  Except as set forth on Section 4.17(h) of the Company Disclosure Schedule, no Company Plan provides, and neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide, any post-retirement, post-termination or post-service medical, dental or life insurance or other welfare benefits to any Person, including any current or former Company Service Provider (other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar Applicable Law and for which the recipient pays the full cost of coverage).

(i)  No action, suit, investigation, audit, Proceeding or claim (other than routine claims for benefits) is pending against or relating to, or, to the Company’s Knowledge, is threatened against or relating to, any Company Plan that, individually or in the aggregate, would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(j)  Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company or any of its Subsidiaries, (i) if a Non-U.S. Plan is intended to qualify for special tax treatment, it meets all the requirements for such treatment and (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing (to the extent required) with applicable regulatory authorities. No Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement, and no material unfunded or underfunded liabilities exist with respect to any Non-U.S. Plan.

Section 4.18. Employee and Labor Matters.

(a)  Except as set forth on Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor-related contract with a labor union, works council, labor organization, or other employee representative (each, a “Labor Agreement”); there are no Labor Agreements that pertain to any of the employees of the Company or any of its Subsidiaries; and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor organization, works council, employee representative or group of employees with respect to their employment with the Company or any of its Subsidiaries. To the Company’s Knowledge, there is, and in the past three years there has been, no labor union organizing activity being conducted with respect to any employees of the Company or any of its Subsidiaries. In the past three years, there has been no actual or, to the Company’s Knowledge, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or involving the Company or any of its Subsidiaries.

(b)  Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(c)  The Company and each of its Subsidiaries is, and has been during the last three (3) years, in compliance in all material respects with the WARN Act and has no material Liabilities or other obligations thereunder.

(d)  Except as set forth on Section 4.18(d) of the Company Disclosure Schedule, during the preceding five (5) years, there has not been any action related to, or any act or material allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of the Company or any of its Subsidiaries relating to the foregoing, in each case, involving the Company or any of its Subsidiaries or any current or former director or officer or managerial or supervisory employee, nor has there been, to the Company’s Knowledge, any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor to the Company’s Knowledge has any such action been threatened.

(e)  To the Company’s Knowledge, (i) no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (x) owed to the Company or any of its Subsidiaries; or (y) owed to any third party with respect to such person’s right to be employed or engaged by the Company or the applicable Subsidiary; and (ii) no current employee who is above the level of Vice President has given notice to the Company that he or she intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

Section 4.19. Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a)  since January 1, 2024 through the date hereof, no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no Proceedings pending or, to the Company’s Knowledge, threatened in writing which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(b)  as of the date hereof, the Company and each of its Subsidiaries have all material Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits; and

(c)  the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 4.20. Material Contracts.

(a)  Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) (each a “Material Contract”), in each case as of the date hereof:

(i)  contract with respect to a material joint venture, partnership agreement or similar contract relating to the formation, creation, operation, management or control of any joint venture or partnership or the ownership of any equity interest in any Person other than the Company’s Subsidiaries or securities held for investment by the Company or its Subsidiaries in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole;

(ii)  any stockholders, investors rights or registration rights agreement;

(iii)  any contract that obligates the Company or any of its Subsidiaries to make any future capital investment or capital expenditure in excess of $1,000,000;

(iv)  any contract that prohibits or requires the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits or requires the pledging of the capital stock of the Company or any Subsidiary of the Company;

(v)  each indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar contract relating to outstanding indebtedness of the Company or any of its Subsidiaries for borrowed money or any financial guaranty thereof in an amount in excess of $5,000,000, other than (A) contracts among the Company and its wholly owned Subsidiaries, and (B) financial guarantees entered into in the ordinary course of business;

(vi)  any contract which is material to the Company and its Subsidiaries, taken as a whole, to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) is granted any license or right to use, or covenant not to sue with respect to, any Intellectual Property of a Third Party, (B) has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any material Intellectual Property, (C) is restricted in any material respect in its ability to use or enforce any material Intellectual Property owned or purported by the Company to be owned by the Company or any of its Subsidiaries or (D) has agreed to resolve any dispute related to material Intellectual Property (excluding, in each case (under (A) or (B)), as applicable, (1) licenses of, or subscriptions to, generally commercially available or off-the-shelf computer software or SaaS offerings, (2) non-exclusive licenses granted in the ordinary course of business, (3) licenses to open source software, (4) contracts to the extent containing a non-exclusive license that is merely incidental to the transaction contemplated by such contract, (5) confidentiality or non-disclosure agreements or (6) contracts with employees or other service providers of the Company or any of its Subsidiaries entered into in the ordinary course of business);

(vii)  any agreement for the purchase, sale or lease of supplies, goods or products or for the furnishing or receipt of services, in each case, which provides for payments to or by the Company and its Subsidiaries that exceed $3,500,000 annually or $7,000,000 in the aggregate;

(viii)  any settlement agreement or similar agreement that would require the Company or any of its Subsidiaries to pay more than $1,500,000 individually or $5,000,000 in the aggregate after the date hereof or that contains restrictions on the business and operations of the Company and its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole;

(ix)  any Contract that is with any of the top ten (10) vendors of the Company and its Subsidiaries, by dollar amount paid by the Company and its Subsidiaries for the prior fiscal year;

(x)  any Contract that is with any of the top ten (10) sources of revenue of the Company and its Subsidiaries, in each case, by dollar amount received by the Company and its Subsidiaries for the prior fiscal year;

(xi)  any Contract (A) that restricts or purports to restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any line of business or geographic area, (B) providing “most favored nation”, “exclusivity” or similar provisions or (C) granting a right of first refusal or right of first offer or similar right for any line of business or a material portion of the assets of the Company or any of its Subsidiaries, in each case that is material to the Company and its Subsidiaries, taken as a whole;

(xii)  any other agreement (other than purchase orders in the ordinary course of business and agreements between the Company and any of its wholly owned Subsidiaries or between any of the Company’s wholly owned Subsidiaries) which provides for payments to or by the Company and its Subsidiaries during calendar year 2026 or any subsequent 12-month period of at least $1,000,000 and which is not terminable by either party on less than 60 days’ written notice without material penalty;

(xiii)  each Labor Agreement;

(xiv)  during the preceding five (5) years, any Contract for the acquisition, disposition or divestiture (whether completed, pending or contemplated in the future) of any business, equity interests or material portion of assets or properties of the Company or any of its Subsidiaries or any other Person or real property (whether by merger, sale of stock, sale of assets or otherwise), in each case that has any (A) material continuing obligations of the Company or any of its Subsidiaries or (B) continuing obligations of the Company or any of its Subsidiaries with respect to an “earn out,” holdback, indemnification or any other similar contingent purchase price or contingent payment obligation;

(xv)  any Real Property Lease involving annual base rent payments exceeding $200,000;

(xvi)  any other contract, arrangement, commitment or understanding that is required to be filed as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) but is not so filed;

(xvii)  any Contract with any Governmental Authority;

(xviii)  any indemnification agreement with any current director or officer or former director or officer during the preceding five (5) years of the Company or any of its Subsidiaries; and

(xix)  any Contract to enter into any of the foregoing.

(b)  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is (and, to the Company’s Knowledge, no other party is) in default under any Material Contract (ii) each of the Material Contracts is in full force and effect, and is a valid, binding and enforceable obligation of the Company or its applicable Subsidiary, and to the Knowledge of the Company, of the other parties thereto, subject to the Enforceability Exceptions, (iii) the Company and its Subsidiaries are not (with or without the lapse of time or the giving of notice, or both) in breach thereunder, and (iv) neither the Company nor any of its Subsidiaries has received any written notice of termination from any other party to any Material Contract that such other party intends to terminate, not renew or renegotiate in any material respects the terms of any such Material Contract. The Company has made available to Parent true, complete and correct copies of the Material Contracts.

Section 4.21. Insurance. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate as is sufficient to comply with Applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (d) no written notice of non-renewal, cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals, and there has been no written threat of termination of, cancellation or non-renewal with respect to, any such policy, and no coverage under any such policy will be adversely affected by the Corporate Merger. All material insurance policies of the Company and its Subsidiaries have been made available to Parent.

Section 4.22. Trade Controls; FCPA.

(a)  Since January 1, 2021, the Company and each of its Subsidiaries, and their respective directors, officers, and employees, and to the Company’s Knowledge, any agent or third party representative acting on behalf of the Company or any Subsidiary have not, directly or indirectly, taken or failed to take any action in violation of, or otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other U.S. and non-U.S. Applicable Laws relating to the prevention of bribery and corruption and money laundering (collectively, “Anti-Corruption Laws”).

(b)  Since January 1, 2021 (and, in the case of Sanctions, since April 24, 2019), the Company and each of its Subsidiaries, and their respective directors, officers, and employees, and to the Company’s Knowledge, any agent or third party representative acting on behalf of the Company or any Subsidiary are currently and have been in compliance with (i) all U.S. or non-U.S. Applicable Laws relating to import, export, re-export, transfer, and re-transfer controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation (collectively, “Ex-Im Laws”), (ii) all U.S. or non-U.S. Applicable Laws relating to economic or trade sanctions, including those administered or enforced by the United States (including by OFAC, BIS, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union, and the United Nations Security Council (collectively, “Sanctions”); and (iii) U.S. anti-boycott Applicable Laws (clauses (i) – (iii), together, “Trade Control Laws”).

(c)  Neither the Company, nor any Subsidiary, nor any of their respective directors, officers, or employees, nor, to the Company’s Knowledge, any agent or other third party representative acting on behalf of the Company or any Subsidiary is currently or has been since April 24, 2019 (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any person that at the time of such dealings or transactions is or was Sanctioned Person or in any country or territory that at the time of such transaction or dealing is or was a Sanctioned Country; or (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws.

(d)  The Company and each of its Subsidiaries have implemented and maintain in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws and all Anti-Corruption Laws.

(e)  Since January 1, 2021 (and, in the case of Sanctions, since April 24, 2019), neither the Company nor any of its Subsidiaries has made any voluntary or involuntary disclosure to any Governmental Authority, conducted any investigation or audit, or received any notice, allegation, or inquiry from any Governmental Authority or any Person, or to the Company’s Knowledge, has been the subject of any investigation by any Governmental Authority, in each case, relating to an actual or potential violation of Trade Control Laws or Anti-Corruption Laws; and there are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company or any of its Subsidiaries with respect to any Trade Control Laws or Anti-Corruption Laws.

Section 4.23. Finders’ Fees. Except for Morgan Stanley & Co. LLC (“Morgan Stanley”) and Goldman Sachs & Co. LLC (“Goldman Sachs” and, when used collectively with Morgan Stanley, the “Financial Advisors”), there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any material fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of any engagement letters with the Financial Advisors.

Section 4.24. Opinion of Financial Advisors. The Special Committee has received, on or prior to the date of this Agreement, the following opinions of the Financial Advisors: (i) the written opinion (or an oral opinion to be confirmed in writing) of Morgan Stanley to the effect that, as of the date of such opinion, and based upon and subject to the various assumption made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion, the Class A Per Share Price to be received by the holders of shares of Class A Common Stock (other than as set forth in such opinion) pursuant to this Agreement is fair from a financial point of view to such holders of shares of Class A Common Stock and (ii) the oral opinion of Goldman Sachs, to be subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Class A Per Share Price to be paid to the holders (other than Parent, the Equity Investor, the Founder and their respective affiliates) of shares of Class A Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. It is agreed and understood that such opinions are for the benefit of the Special Committee and may not be relied on by Parent or the Merger Subs for any purpose. A signed, correct and complete copy of each such opinion will promptly be made available to Parent, promptly after the execution of this Agreement, on a confidential basis and for informational purposes only.

Section 4.25. Antitakeover Statutes. The Company, the Board of Directors and the Special Committee have taken all action necessary so that the restrictions on business combinations set forth in Section 203 of the Delaware Law, Article X of the Company Charter and any other similar applicable “anti-takeover” law will not be applicable to the Mergers.

Section 4.26. Related Party Transactions. Neither the Company nor any of its Subsidiaries is party to any agreement, commitment, arrangement, transaction or understanding that would be required to be disclosed under Item 404 of Regulation S-K of the SEC that is not so disclosed as of the date hereof.

Section 4.27. No Other Representations and Warranties. Except for the express representations and warranties set forth in Article 5 or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or the Merger Subs to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or the Merger Subs, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, the Merger Subs or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

Article 5
Representations and Warranties of Parent

Except as set forth in the Parent Disclosure Schedule (subject to Section 11.05), each of Parent, Merger Sub 1 and Merger Sub 2 represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent, Merger Sub 1 and Merger Sub 2 is duly created, validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company powers required to carry on its business as now conducted, except for any failures to be so created, existing and in good standing and any failure to have such powers as would not reasonably be expected to have, a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or the Merger Subs to consummate the transactions contemplated hereby on a timely basis, and in any event, prior to the End Date. Since the date of its incorporation, neither Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement. The Merger Subs were incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub 1 have been validly issued, are fully paid and non-assessable and are directly owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens, excluding restrictions on transfer arising under applicable securities laws. All of the outstanding membership interests of Merger Sub 2 have been validly issued, are fully paid and non-assessable and are directly owned by, and at the Opco Merger Effective Time will be owned by, Parent, free and clear of all Liens, excluding restrictions on transfer arising under applicable securities laws.

Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and the consummation by Parent and the Merger Subs of the transactions contemplated hereby are within the corporate or limited liability company powers of each of Parent and the Merger Subs and have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and the Merger Subs, and any other required approvals of their respective equityholders that is necessary to authorize the execution, delivery or performance of this Agreement has been obtained. Each of Parent and the Merger Subs have duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and the Merger Subs, enforceable against each of Parent and the Merger Subs in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Each of Parent and the Merger Subs is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, a Parent Material Adverse Effect. Prior to the execution of this Agreement, Parent, as sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, duly executed and delivered a written consent approving and adopting this Agreement in accordance with the Delaware Law, which by its terms will be effective immediately following execution of this Agreement and, when effective, will constitute the only approval of Merger Sub 1 stockholders and Merger Sub 2 members necessary to adopt this Agreement.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and the Merger Subs of this Agreement and the consummation by Parent and the Merger Subs of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or either Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and the Competition Laws of the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Corporate Certificate of Merger and the Opco Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Merger Subs are qualified to do business, and (d) any other actions or filings the absence of which has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.04. Non-Contravention. The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or the Merger Subs, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (a) through (d), as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.05. Foreign Persons.

(a)  Neither Parent nor either Merger Sub is a “foreign person” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), nor is Parent or either Merger Sub subject to the “control” (as defined in the DPA) of a “foreign person” (as defined in the DPA). The transactions contemplated by this Agreement will not constitute a “covered transaction” or “covered investment” (each as defined in the DPA). Parent and Merger Sub satisfy the eligibility requirements for the specific clarification for investment funds as set forth in 31 C.F.R. § 800.307 with respect to any “foreign person” (as defined in the DPA) that is a limited partner or equivalent in, or member of the advisory committee or equivalent body of, Parent or either Merger Sub (or any Affiliate thereof that has the right to appoint members of any such committee or body).

(b)  Neither Parent nor either Merger Sub permits any “foreign person” (as defined in the DPA) affiliated with Parent or either Merger Sub, whether as a limited partner or equivalent, to obtain through Parent or either Merger Sub, as a result of such foreign person’s investment, any of the following with respect to the Company or any of its Subsidiaries:

(i)  access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company or any of its Subsidiaries;

(ii)  membership or observer rights on, or the right to nominate an individual to a position on, the Board of Directors or equivalent governing body of the Company or any of its Subsidiaries;

(iii)  any “involvement” (other than through voting of shares) in the “substantive decision making” (as defined in the DPA) of the Company or any of its Subsidiaries regarding (A) the use, development, acquisition or release of any “critical technology” (as defined in the DPA), (B) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as defined in the DPA) of United States citizens maintained or collected by the Company or any of its Subsidiaries, or (C) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as defined in the DPA); or

(iv)  “control” (as defined in the DPA) of the Company or any of its Subsidiaries.

Section 5.06. Disclosure Documents. The information supplied by or on behalf of Parent, concerning Parent or the Merger Subs, for inclusion or incorporation by reference in each Required SEC Filing will not, on the date it is first mailed to holders of shares of Company Common Stock, and at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading. The representations and warranties contained in this Section 5.06 do not apply to statements or omissions included or incorporated by reference in the Required SEC Filings based upon information supplied by the Company or any of its Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.07. Compliance with Laws. Parent and each of its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws, except for failure to comply or violations that would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.08. Litigation. As of the date hereof, there is no action, suit or proceeding pending against or, to the Knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries before (or, in the case of threatened actions, suits or proceedings, that would be before) or by any Governmental Authority, or any Order outstanding against Parent or any of its Subsidiaries, in each case except as would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.09. Financing.

(a)  As of the date of this Agreement, Parent has delivered to the Company a true, complete and fully executed copy of an equity commitment letter (the “Equity Commitment Letter”) from the Equity Investor confirming its commitment to provide Parent with equity financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Equity Financing”).

(b)  As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and the other parties thereto, enforceable against Parent and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, the Equity Commitment Letter has not been amended or modified, the commitments contained in the Equity Commitment Letter have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of the Equity Commitment Letter is currently contemplated or the subject of current discussions. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, either Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person under the Equity Commitment Letter. As of the date of this Agreement, all fees (if any) required to be paid under the Equity Commitment Letter on or prior to the date hereof have been paid in full.

(c)  There are no conditions precedent directly or indirectly related to the funding of the full amount of the Equity Financing other than as expressly set forth in the Equity Commitment Letter. Other than the Equity Commitment Letter, there are no other contracts, arrangements or understandings (oral or in writing) entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Equity Financing. As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, Parent has no reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the full amount of the Equity Financing will not be available in full to Parent on the Closing Date.

(d)  Assuming (i) the Equity Financing is funded on the Closing Date in accordance with the Equity Commitment Letter, (ii) the Rollover has been consummated in accordance with the terms of this Agreement and the Rollover Agreement and (iii) the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent hereto, the aggregate proceeds of the Equity Financing and the available cash of Parent and the Merger Subs will be in an amount sufficient to enable Parent to (A) make the payment of the Merger Consideration and any other amounts (including related fees and expenses of Parent, the Merger Subs and their respective Representatives) to be paid by it hereunder or under the Equity Commitment Letter and (B) repay the principal and interest on all loans outstanding under the Company Credit Agreements and make any other payments (including any applicable prepayment premium or make-whole, accrued and unpaid interest, and related fees and expenses with respect thereto) required to be made in connection with or as a result of the transactions contemplated by this Agreement (the foregoing amounts collectively, the “Required Amounts”). Parent acknowledges and agrees that the availability of funds (including the Equity Financing) will not be a condition to the obligation of Parent or the Merger Subs to consummate the transactions contemplated hereby.

Section 5.10. Finders’ Fees. Except for the Person set forth in Section 5.10 of the Parent Disclosure Schedule, whose fees will be paid by Parent, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.11. Ownership of Common Stock. Other than with respect to the Rollover Securities and the transactions contemplated by the Rollover Agreement, none of Parent, the Merger Subs, or their respective Subsidiaries, Affiliates or “associates” (a) is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of (including pursuant to a derivatives contract), any Company Securities or Company Subsidiary Securities, (b) has any rights to acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities except pursuant to this Agreement, or (c) is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Stock or other Company Securities. Neither Parent nor the Merger Subs nor any of their respective Affiliates or “associates” is, or has been within the past three (3) years, an “associate” of the Company. For purposes of this Section 5.11, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act.

Section 5.12. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy in all material respects of the representations set forth in Article 4 of this Agreement and (c) after giving effect to the transactions contemplated by this Agreement, including the Rollover, the Equity Financing or any alternative financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement and the payment of all related fees and expenses, the Surviving Corporation on a consolidated basis with all of its Subsidiaries will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (ii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iii) such Person and its Subsidiaries will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or proposed to be engaged following such date. None of Parent or the Merger Subs is entering into this Agreement or the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company, the Surviving Corporation or any of their Subsidiaries. For purposes of this Section 5.12, “fair value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 5.13. No Prior Operations; Capitalization. Each of the Merger Subs is a newly formed entity that was formed specifically in contemplation of the transactions contemplated by this Agreement and, except as required in connection with the transactions contemplated hereby, has not conducted any operations, owned an interest in any assets (including any ownership interest in any other Person), incurred any liabilities of any nature or become party to any agreements. Parent is the direct beneficial owner of 100% of the outstanding ownership interests of each of the Merger Subs.

Section 5.14. Rollover Agreement. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed Rollover Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach by Parent or, to the knowledge of Parent, any other Person, under the Rollover Agreement.

Section 5.15. Acknowledgment of No Other Representations and Warranties. Except for the express representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent and the Merger Subs acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or the Merger Subs, or any of their respective Representatives or Affiliates, and each of Parent and the Merger Subs hereby disclaims reliance on any such other representation or warranty (including as to the accuracy or completeness of any information provided by the Company to Parent or the Merger Subs), whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or the Merger Subs, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and the Merger Subs also acknowledges and agrees that except for the representations and warranties set forth in Article 4 or any certificate delivered pursuant to this Agreement, the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, the Merger Subs or their respective Representatives or Affiliates.

Article 6
Covenants of the Company

The Company agrees that:

Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as expressly required by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule, or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts (A) to conduct its business in accordance with Applicable Law and preserve intact the material components of its current business organization and relationships and goodwill with suppliers, customers, employees, Governmental Authorities and other Persons with which the Company or its Subsidiaries have material business relations and (B) to conduct its business in the ordinary course consistent with past practice in all material respects and (ii) not:

(a)  amend (x) the certificate of incorporation, bylaws, LLC agreement or other similar organizational documents of the Company or Opco or (y) any of the same organizational documents of any of its Subsidiaries, in the case of this clause (y), (i) in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or (ii) in a manner adverse to Parent;

(b)  (i) adjust, split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries to the Company or any other wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except in the case of this clause (iii) as required by the terms of any Company Stock Plan or otherwise with respect to any tax withholding requirements under the Company’s policies or practices;

(c)  (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Common Stock upon the settlement or exercise (as applicable) of Company Equity Awards and (B) any Company Subsidiary Securities to the Company or any wholly owned Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments in effect on the date hereof and made available to Parent, (ii) for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or (iii) acquisitions from vendors, suppliers or service providers in the ordinary course of business;

(e)  sell, lease, license, abandon, permit to lapse, convey, assign or otherwise transfer any of its assets, securities, properties, interests or businesses, other than (i) pursuant to Contracts in effect on the date hereof and made available to Parent, (ii) in the ordinary course of business and for consideration not in excess of $1,000,000 or (iii) among the Company and any of its wholly owned Subsidiaries;

(f)  other than in connection with actions permitted by Section 6.01(c), make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business consistent with past practice;

(g)  establish, adopt or amend any Labor Agreement;

(h)  other than (i) pursuant to any agreements in effect and provided to Parent as of the date hereof or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees assumptions, endorsements or otherwise becoming responsible for indebtedness of the Company or any wholly owned Subsidiary of the Company, (A) incur any indebtedness for borrowed money (B) assume, guarantee, endorse or otherwise become liable or responsible for any indebtedness for borrowed money of any other Person, or (C) create any Lien on any equity interests or material assets of the Company or any of its Subsidiaries (other than Permitted Liens);

(i)  (i) amend or modify in any material respect or waive any of its material rights under or voluntarily terminate (other than any expiration in accordance with the terms of an existing Material Contract) any Material Contract, or (ii) enter into any contract that would, if entered into prior to the date hereof, constitute a Material Contract, except, in the case of each of clause (i) and (ii), pursuant to Section 4.20(a)(iii), Section 4.20(a)(v), Section 4.20(a)(vii), Section 4.20(a)(viii), Section 4.20(a)(ix), Section 4.20(a)(x) or Section 4.20(a)(xviii) to the extent any such action with respect to any such contract is otherwise addressed by this Section 6.01 or, solely with respect to Section 4.20(a)(ix) or Section 4.20(a)(x), in the ordinary course of business;

(j)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company (other than the Merger);

(k)  settle or compromise (i) any Proceeding (excluding any Proceeding relating to Taxes) involving or against the Company or any of its Subsidiaries other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries, except for confidentiality and similar de minimis obligations) involving payment by the Company or any of its Subsidiaries of an amount not greater than $1,500,000 individually or $5,000,000 in the aggregate or (ii) except in accordance with Section 8.07, any Proceeding (excluding any Proceeding relating to Taxes) that relates specifically to the transactions contemplated hereby;

(l)  except as required under the terms of any Company Plan or Labor Agreement in effect on the date hereof, (i) increase the compensation or benefits to be paid or provided to any current or former Company Service Provider, (ii) grant or award equity or equity-based awards, severance or termination rights, or retention, transaction or change in control bonus to any current or former Company Service Provider or accelerate (or commit to accelerate) the funding, vesting or payment of any compensation or benefit for, any current or former Company Service Provider, (iii) establish, adopt, terminate or amend any Company Plan (in each case, except for the renewal of any health and welfare benefits in the ordinary course of business consistent with past practice in connection with annual renewal, including changing applicable benefit plan service providers, in each case, so long as such renewal or change does not materially increase the cost of such Company Plan to the Company and its Subsidiaries) or (iv) hire or engage, or terminate (other than for cause) any Company Service Provider with annual base salary or annual wage rate in excess of $300,000;

(m)  (i) negotiate, modify, amend, extend, terminate or enter into any Labor Agreement or (ii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(n)  implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that trigger notice obligations under the WARN Act;

(o)  waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Company Service Provider;

(p)  change the Company’s methods of accounting, except as required or authorized by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(q)  (i) make, change, or revoke any material Tax election, (ii) make any material change in its method or period of Tax accounting, (iii) settle or compromise any material Tax claim, notice, audit or assessment or enter into a “closing agreement” within the meaning of Section 7121 of the Code, (iv) file a Tax Return in a manner materially inconsistent with past practice, (v) enter into a Tax Sharing Agreement, (vi) surrender any right to claim an income Tax or other material Tax refund, credit, or similar Tax benefit, or (vii) consent to any extension or waiver of the statute of limitations period applicable to any income or other material Tax or Tax Return, in each case, other than in the ordinary course of business and consistent with past practice;

(r)  incur or commit to incur any capital expenditure(s) other than consistent with the capital expenditure budget set forth in Section 6.01(r) of the Company Disclosure Schedule;

(s)  engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(t)  enter into any new line of business (other than products which are natural extensions of the existing business); or

(u)  agree or commit to do any of the foregoing.

Notwithstanding anything in this Section 6.01 to the contrary, (x) no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by clause (ii) of this Section 6.01 shall be deemed a breach of clause (i) of this Section 6.01 unless such action would constitute a breach of clause (ii) of this Section 6.01 and (y) Parent’s consent with respect to any action or matter pursuant to clause (ii) of this Section 6.01 shall be deemed to constitute consent for purposes of clause (i) of this Section 6.01.

Section 6.02. Stockholder Written Consent. As soon as practicable following the execution of this Agreement and in lieu of calling a meeting of the Company stockholders, the Company shall use its reasonable best efforts to obtain the Stockholder Written Consent. Promptly following receipt of the Stockholder Written Consent, the Company will provide Parent with a copy of such Stockholder Written Consent. In connection with the Stockholder Written Consent, the Company shall take all actions necessary or advisable to comply, and shall comply, with the DGCL, including Section 228 and Section 262 thereof, and the Company Certificate of Incorporation. If the Stockholder Written Consent is not received by the Company and Parent within twenty-four (24) hours following the execution of this Agreement, Parent will be entitled to terminate this Agreement pursuant to Section 10.01(c)(iii).

Section 6.03. Access to Information.

(a)  From the date hereof until the Effective Time, subject to Applicable Law and other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or that, subject to Section 6.04, relate to any Acquisition Proposal or Superior Proposal), the Company shall (i) give Parent and its Representatives, upon reasonable written notice, reasonable access during normal business hours to the offices, properties, personnel, books and records of the Company and its Subsidiaries, (ii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries and (iii) furnish to Parent and its Representatives such existing financial and operating data and other information as such Persons may reasonably request in writing (it being acknowledged and agreed that nothing herein express or implied shall require the Company or any of its Subsidiaries to provide any data or information in any format other than as it then exists, or otherwise manipulate or reconfigure any data or information regarding the Company and its Subsidiaries or any of its or their assets, financial performance or conditions or operations); provided that, the Company may, in its reasonable discretion upon the advice of outside counsel, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of Parent and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any (A) information if providing such access or disclosing such information would, based on the advice of outside counsel, violate any Applicable Law (including Competition Laws and privacy laws), (B) communications between the Company and its investment bankers, attorneys, accountants and other advisors that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Mergers or any financial or strategic alternatives thereto, or that, subject to Section 6.04, relate to any Acquisition Proposal or Superior Proposal), (C) information protected by attorney-client privilege or other applicable legal privilege or (D) information related or reasonably pertinent to actual or potential litigation or disputes between the parties to this Agreement; provided that, in the case of clauses (A) and (C), the Company shall inform Parent of the general nature of the information being withheld and use commercially reasonable efforts to allow for such access or disclosure in a manner that would not violate any such Applicable Law or jeopardize the protection of the attorney-client privilege or other applicable legal privilege. Notwithstanding anything to the contrary, neither Parent nor its Representatives shall be permitted to perform or cause to be performed any intrusive environmental study or assessment with respect to any property of the Company or any of its Subsidiaries without the prior written consent of the Company.

(b)  All information exchanged or otherwise received pursuant to Section 6.03(a) shall be subject to the confidentiality agreement set forth on Section 6.03(b) of the Company Disclosure Schedule (the “Confidentiality Agreement”). Parent will use its reasonable best efforts to minimize any disruption to the business of the Company and its Subsidiaries that may result from requests for access under this Section 6.03.

Section 6.04. No Solicitation; Other Offers.

(a)  No-Shop. From the execution of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, the Company (including, as applicable, the Board of Directors and the Special Committee) shall not and shall cause its Subsidiaries, and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, propose, assist, solicit or take any action to knowingly facilitate or encourage any inquiries, proposals or offers with respect to the submission of any Acquisition Proposal, (ii) engage in, continue, enter into or knowingly participate in any substantive discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party that is seeking to make or has made an Acquisition Proposal, in each case relating to an Acquisition Proposal, (iii) permit or fail to make, withdraw, withhold, qualify or modify or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent the Company Recommendation (or recommend an Acquisition Proposal), (iv) fail to publicly reaffirm the Company Recommendation within ten Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than one occasion with respect to any one Acquisition Proposal; provided that Parent shall be entitled to make a new request each time there is a publicly disclosed material change in such applicable Acquisition Proposal), (v) fail to include the Company Recommendation in the Information Statement, (vi) fail to publicly recommend against any tender offer or exchange offer for shares of Company Common Stock subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any action described in (iii) through (vi) of this clause, an “Adverse Recommendation Change”) or (vii) enter into any agreement in principle, letter of intent, indication of interest, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other definitive agreement providing for an Acquisition Proposal; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries as of the date hereof, in each case if the Board of Directors (acting upon the recommendation of the Special Committee) determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would be reasonably likely to violate its fiduciary duties under Applicable Law. The Company agrees that any material breach of this Section 6.04 by any director, officer or Representative of the Company will be deemed to be a breach of this Section 6.04 by the Company.

(b)  Exceptions. Notwithstanding anything to the contrary in this Section 6.04, but subject to Section 6.04(b) and Section 6.04(d), at any time prior to receipt of the Company Stockholder Approval:

(i)  the Company, directly or indirectly through its Subsidiaries or Representatives, may, (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide offer, inquiry, proposal or indication of interest that constitutes an Acquisition Proposal on or after the date hereof which did not result from a material breach of this Section 6.04, if the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside legal counsel and financial advisors, that (1) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (2) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case of clauses (A) and (B), pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided for information purposes only to Parent substantially concurrently with being shared with such Third Party or its Representatives, to the extent not already made available or otherwise provided to Parent); and

(ii)  subject to compliance with Section 6.04(d), the Board of Directors (acting upon the recommendation of the Special Committee) may, (A) following receipt of a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into, substantially concurrently with such termination, a definitive agreement for a Superior Proposal, or (B) in response to an Intervening Event, make an Adverse Recommendation Change, if, in each case, the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained herein shall prevent the Company or the Board of Directors (acting upon the recommendation of the Special Committee) from (A) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that, with respect to clause (B) and this clause (A) of this paragraph neither the Company nor the Board of Directors (or the Special Committee) may make an Adverse Recommendation Change unless permitted by this Section 6.04(a) and Section 6.04(d)), (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (C) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that did not involve any material breach of this Section 6.04 solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.04.

(c)  Required Notices. From and after the date hereof and prior to obtaining the Company Stockholder Approval, the Company shall notify Parent promptly (and in any event within 24 hours) after receipt by the Company of any Acquisition Proposal (or any inquiries, offers or proposals that would reasonably be expected to lead to, or result in, an Acquisition Proposal) or any request for material nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal (including the identity of such Third Party and unredacted copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries in connection therewith) and keep Parent reasonably informed of the status and material terms and conditions of any Acquisition Proposal, including promptly (but in no event later than twenty-four hours after receipt) providing Parent unredacted copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries in connection therewith.

(d)  Last Look. Neither the Board of Directors (nor the Special Committee) nor the Company shall be permitted to take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal including the identity of the Person or group making such proposal and the material terms thereof and unredacted copies (to the extent the Company has unredacted copies) of all other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal or (B) in the case of an Intervening Event, reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received, the Company shall have negotiated with Parent in good faith (to the extent Parent wishes to negotiate) regarding such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors (acting upon the recommendation of the Special Committee) shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors that the failure of the Board of Directors (acting upon the recommendation of the Special Committee) to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law, and, in the case of Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account all such revisions and (iv) in the event of any change to any of the financial terms or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be two Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) with respect to such additional notice, including clauses (i) through (iii) above.

(e)  Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, (i) the Company shall, and shall cause any of its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) the Company shall promptly terminate any data room access of such Third Party or any of its Representatives and request in writing that each such Third Party that has executed a confidentiality or similar agreement in connection with any transaction or proposal involving the Company promptly return to the Company or destroy all information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such agreement.

(f)  Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)  “Superior Proposal” means a bona fide, written Acquisition Proposal (but substituting “50% or more” for all references to “25%” or more”, “50%” for all references to “75%” and “more than 50% for all references to “more than 25%” in the definition of such term) that the Board of Directors determines (acting upon the recommendation of the Special Committee) in good faith, after consultation with its outside legal counsel and financial advisors, and after taking into account all financing, regulatory, legal and other aspects of such proposal (including the Person making such proposal and all potential conditionality and changes to the timing or certainty of closing) (x) is reasonably likely to be consummated in accordance with its terms, and (y) would, if consummated, be more favorable from a financial point of view to the Disinterested Company Stockholders (solely in their capacity as such) than the Mergers.

(ii)  “Intervening Event” means any event, fact, circumstance, development or occurrence, in each case, with respect to the Company and its Subsidiaries, that was not known or reasonably foreseeable by the Board of Directors as of or prior to the date hereof and that becomes known to the Board of Directors after the date hereof and before the Company Stockholder Approval is obtained (or, if known to the Board of Directors as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date hereof), in each case, other than any event, fact, circumstance, development or occurrence which relates to (i) an Acquisition Proposal (or any Third Party involved in any such Acquisition Proposal), (ii) any change in the market price, or change in trading volume of Company Common Stock, (iii) the announcement, pendency or consummation of this Agreement or the transactions contemplated by this Agreement, (iv) the fact, in and of itself, that the Company meets or exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (v) any change resulting primarily from a breach of this Agreement by the Company; provided, that, in the case of clauses (ii) and (iv), the underlying causes of such change or fact shall not be excluded in determining whether an “Intervening Event” has occurred unless otherwise excluded in this definition.

Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of NASDAQ to enable the delisting of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06. Company Financing Cooperation.

(a)  The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, as promptly as practicable after the date hereof, provide such cooperation as described below in connection with the arrangement of the Debt Financing, in each case as may be reasonably requested by Parent and that is necessary and customary for financings of the type contemplated in the commitment letter or definitive agreements related to the Debt Financing (any copies of which shall be provided to the Company in connection with such request):

(i)  participating in a reasonable number of meetings, due diligence sessions, presentations, lender meetings, “road shows” and similar sessions with prospective financing sources and investors, in each case on reasonable advance notice and at mutually agreeable times;

(ii)  assisting with the preparation of materials for bank information memoranda and/or lender presentations;

(iii)  furnishing, at least four Business Days prior to the Closing, such documentation and information regarding the Company and its Subsidiaries as is reasonably requested in writing by Parent at least nine Business Days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230;

(iv)  (A) executing and delivering any credit agreements, pledge and security documents, guarantees, other definitive financing documents and schedules thereto or other requested certificates or documents and (B) facilitating the obtaining of guarantees and pledging of collateral, granting of security interests and other similar matters ancillary to the Debt Financing, in each case as may be reasonably requested by Parent; provided that (x) no documents, instruments or certificates requested pursuant to this clause (iv) shall be executed and/or delivered except in connection with the Closing and (y) the effectiveness thereof shall be conditioned upon, or become operative only after or concurrently with, the occurrence of the Closing;

(v)  cooperating with, and taking all actions reasonably requested by, Parent in order to facilitate the termination and payoff of all indebtedness for borrowed money under the Company Credit Agreements at Closing (including facilitating (w) the repayment in full of all obligations then outstanding thereunder, (x) the release of all encumbrances, security interests and collateral, (y) the termination of all guaranties and the agreements evidencing subordination in connection therewith and (z) the termination or replacement of all letters of credit outstanding thereunder, in each case at the Closing), and using reasonable best efforts to arrange for delivery to Parent prior to the Closing of payoff letters, lien terminations and other instruments of discharge, in each case, in customary form (it being understood that the Company shall give Parent a reasonable opportunity to review any such forms in advance and shall consider any comments from Parent or its Representatives in good faith), from the administrative agent, trustees or other similar agents under the Company Credit Agreements (it being understood and agreed that Parent shall provide, or cause to be provided, at the Closing all funds necessary to effect such repayment, payoff and termination, including all principal, interest, fees, expenses, prepayment premiums, breakage costs, cash collateral and other amounts payable in connection therewith); and

(vi)  as promptly as practicable after the date hereof, furnishing Parent with any pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to the extent that such information is required in connection with the Debt Financing; provided that the Company shall only be obligated to deliver such information to the extent such information may be obtained from the books and records of the Company and shall not be obligated to furnish any pro forma financial statements.

(b)  Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries to:

(i)  take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company;

(ii)  take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Applicable Law, or result in the contravention of, or violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party;

(iii)  take any action to the extent such action would (A) unreasonably interfere with the business or operations of the Company or its Subsidiaries or (B) cause competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated;

(iv)  execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing (except notices of prepayment);

(v)  pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date;

(vi)  provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Applicable Law or contract;

(vii)  subject the Company’s or any of its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability;

(viii)  cause any officer, director or manager of the Company and its Subsidiaries to adopt resolutions (or take other corporate action) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (provided that the Company will, to the extent otherwise required hereby, use commercially reasonable efforts to cause Persons who will continue as officers, directors, or managers as applicable, of the Surviving Corporation and its Subsidiaries after the occurrence of Closing, and who will not be removed or replaced in connection therewith, to pass resolutions and to execute documents in their capacities as such officers, directors or managers, in each case which resolutions and documents are subject to and conditioned upon, and do not become effective until, the occurrence of Closing);

(ix)  waive or amend any terms of this Agreement or any other contract to which the Company or its Subsidiaries is party;

(x)  take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Financing, the definitive documents related to the Debt Financing or any information utilized in connection therewith (in each case, except following the Closing); or

(xi)  prepare or provide any Excluded Information.

(c)  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented outside attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Debt Financing and any information used in connection therewith except losses, damages, claims, costs or expenses arising from any Material and Willful Breach, gross negligence or fraud by the Company or any of its Subsidiaries, and the foregoing obligations shall survive the termination of this Agreement.

(d)  All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and the Merger Subs shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Debt Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(e)  Parent and the Merger Subs acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing.

(f)  The Company hereby consents to the customary and reasonable use of the Company’s logos in connection with the Debt Financing, so long as the Company has a reasonable opportunity to preview such use of logos and such logos (1) are used solely in a manner that is not intended to or likely to harm or disparage the Company or its Subsidiaries, (2) are used solely in connection with a description of the Company or the transactions contemplated hereby (including in connection with any marketing materials related to the Debt Financing) and (3) are displayed and presented in a manner consistent with the Company’s past practices.

(g)  The Company shall not be required to make any representations, warranties or certifications as to which, after the Company’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Company has in its good faith determined that such representation, warranty or certification is not true.

(h)  Notwithstanding anything to the contrary in this Agreement, for purposes of the condition set forth in Section 9.02(a) as it applies to the Company’s obligations under this Section 6.06, the Company’s obligations under this Section 6.06 shall be deemed satisfied unless (i) the Company has Materially and Willfully Breached its obligations under this Section 6.06, (ii) Parent has reasonably promptly notified the Company of such breach in writing a reasonably sufficient amount of time prior to the Closing to afford the Company with a reasonable opportunity to cure such material breach and (iii) such breach was the proximate cause of Parent’s or the Merger Subs’ failure to receive any material portion of the proceeds of the Debt Financing.

Article 7
Covenants of Parent

Parent agrees that:

Section 7.01. Obligations of the Merger Subs. Subject to Section 8.01, Parent shall take all action necessary to cause the Merger Subs to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 7.02. Director and Officer Liability. Parent shall cause Oak Topco and the Surviving Corporation to, and the Surviving Corporation hereby agrees to, do the following:

(a)  For a period of six years after the Effective Time, Parent shall cause Oak Topco and the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless the present and former directors, officers, employees, managers and agents of the Company and its Subsidiaries and their respective successors and heirs and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of acts or omissions prior to the Effective Time, in each case to the fullest extent permitted by Applicable Law or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall (and Parent shall, and shall cause the Surviving Corporation to), advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation to the fullest extent permitted Applicable Law or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof.

(b)  For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall, and shall cause the Surviving Corporation to) maintain in effect provisions in the Surviving Corporation’s and its Subsidiaries’ respective certificate of incorporation, bylaws or other organizational documents (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries, and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)  From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person that exists as of the date hereof, and not, without the written agreement of the Indemnified Person, amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d)  Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase (and fully pay the premium for) and maintain in full force and effect, a prepaid noncancellable “tail policy” on terms and conditions (in both amount and scope) no less favorable than the current directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year ended prior to the date hereof; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e)  With respect to any indemnification obligations of Parent and the Surviving Corporation pursuant to this  Section 7.02, Parent and the Surviving Corporation hereby acknowledge and agree that: (i) the Surviving Corporation shall be the indemnitor of first resort with respect to all indemnification obligations of the Surviving Corporation pursuant to this  Section 7.02 (i.e., their obligations to an applicable Indemnified Person are primary, and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such Indemnified Person are secondary) and (ii) Parent and the Surviving Corporation irrevocably waive, relinquish and release any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof; provided that nothing in this Agreement is intended to relieve, or shall be construed as relieving, any insurer of its obligations under any insurance policy.

(f)  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, Parent and the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations applicable to them set forth in this Section 7.02.

(g)  The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Mergers and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03. Employee Matters.

(a)  From and after the Effective Time, Parent shall honor, or shall cause one of its Subsidiaries (including the Surviving Corporation) to honor, all contractual obligations under the Company Plans. For a period of twelve (12) months following the Closing (or, such shorter period of employment, as the case may be) (the “Continuation Period”), Parent shall, or shall cause its Affiliates (including the Company and its Subsidiaries) to, provide to each Company Service Provider who is employed immediately prior to the Closing (including any Company Service Provider who is not actively working on the Closing Date as a result of an approved leave of absence) and who remains in the employ of Parent, the Company or any of their respective Subsidiaries after the Closing (each such individual, a “Continuing Employee”) (i) base salary or hourly wage rate and target annual cash bonus opportunity, in each case, that is no less favorable than the base salary or hourly wage rate and target annual cash bonus opportunity, respectively, to which such Continuing Employee was entitled immediately prior to the Closing and (ii) other employee benefits (excluding defined benefit pension, equity or equity-based, nonqualified deferred compensation, change in control, retention, long-term incentive, severance and retiree or post-employment health or welfare benefits) that are substantially comparable in the aggregate to the other employee benefits provided to such Continuing Employee as of immediately prior to the Effective Time (subject to the same exclusions). In addition, during the Continuation Period, each Continuing Employee shall receive severance protections and benefits that are no less favorable than the severance protections or other termination-related benefits that would have been provided to such Continuing Employee under the Company’s severance policies as set forth in Section 7.03(a) of the Company Disclosure Schedule.

(b)  Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to, cause any employee benefit plans established, maintained or contributed to by Parent or any of its Subsidiaries that cover any of the Continuing Employees following the Closing (collectively, the “Parent Plans”) to (i) recognize the pre-Closing service of participating Continuing Employees with the Company for purposes of vesting (other than vesting of future equity awards), eligibility to participate, severance benefits and paid time off benefit plan accrual to the same extent and for the same purpose as was credited to such Continuing Employee as of immediately prior to the Closing under the corresponding Company Plan, except to the extent such service credit would result in a duplication of benefits for the same period, (ii) for the plan year in which the Closing occurs, use commercially reasonable efforts to waive any pre-existing condition limitations or exclusions, actively-at-work requirements and waiting periods for participating Continuing Employees in the Parent Plans that are group health plans to the extent waived or satisfied as of immediately prior to the Closing under the corresponding Company Plan and (iii) for the plan year in which the Closing occurs, use commercially reasonable efforts to provide credit to each participating Continuing Employee under the applicable Parent Plan providing group health benefits for amounts paid by the Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Plan during the same period for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Plan.

(c)  If the Closing occurs before the date annual bonuses for fiscal year 2026 are paid under any Company Plan that is an annual cash incentive compensation plan or arrangement (each, a “2026 Bonus Plan”), Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation and any of its respective Subsidiaries) to continue to operate each such 2026 Bonus Plan in good faith, determine the amounts to be paid under the 2026 Bonus Plan for the period beginning on the Closing Date and ending on the last day of the applicable performance period (the “Earned Bonuses”) based on actual performance and pay Earned Bonuses, in each case, in the ordinary course of business consistent with past practice and in accordance with the terms of such 2026 Bonus Plan.

(d)  The parties acknowledge that the transactions contemplated by this Agreement are intended to constitute, and shall be treated as constituting, a “Change in Control,” “Change of Control,” or other similar event under the Company Plans, in each case, to the extent provided under the terms of the applicable document.

(e)  Parent shall cause the Surviving Corporation and its Subsidiaries to continue to credit under any applicable Parent Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing.

(f)  Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider or any other individual associated therewith or any other Person other than the parties hereto shall be regarded for any purpose as a third-party beneficiary of this Section 7.03. Nothing herein shall (i) be deemed to establish, amend or modify any Company Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Merger Subs, the Company or any of their respective Affiliates, (ii) limit the ability of Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement, or (iii) guarantee employment for any period of time.

Section 7.04. Availability of Funds.

(a)  From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement, Parent shall (i), subject to the following clause (ii), maintain an unrestricted cash balance that, assuming (A) the Equity Financing is funded on the Closing Date in accordance with the Equity Commitment Letter, (B) the Rollover has been consummated in accordance with the terms of this Agreement and the Rollover Agreement and (C) the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions set forth in Section 9.01 and Section 9.02, will be sufficient to satisfy the Required Amounts, and Parent shall not declare or pay any dividend or distribution, make any investment, acquisition, loan or other payment, incur any Lien on such cash or any other items referred to in clause (ii), or take or permit or suffer to be taken any other action, in each case, that would cause such unrestricted cash balance to be less than the Required Amounts (taking into account the foregoing assumptions) (any of the foregoing, a “Cash Leakage Action”), and (ii) invest such funds solely in the following investments: (A) direct obligations of the United States Treasury, backed by the full faith and credit of the United States, having remaining maturities of not more than ninety (90) days from the date of acquisition; (B) U.S. dollar-denominated Treasury-only money market funds issued by a Qualified Institution and registered under the Investment Company Act of 1940 and operated in accordance with Rule 2a-7 thereunder, which invest exclusively in direct obligations of the United States Treasury and cash denominated in U.S. Dollars, maintain a stable net asset value, provide daily liquidity and are rated “AAAm” by S&P Global Ratings; and (C) U.S. dollar-denominated demand deposit accounts with Qualified Institutions.

(b)  Parent hereby acknowledges and agrees that its obligations under this Section 7.04 are, subject to Section 11.13, including its obligation to ensure, assuming (i) the Equity Financing is funded on the Closing Date in accordance with the Equity Commitment Letter, (ii) the Rollover has been consummated in accordance with the terms of this Agreement and the Rollover Agreement and (iii) the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions set forth in Section 9.01 and Section 9.02, the availability of the Required Amounts in cash, and that, without limiting Section 11.13 in any respect, irreparable damage would occur if this Section 7.04 were not performed by Parent in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, Parent agrees that the Company shall be entitled to an injunction or injunctions, and any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Section 7.04 by Parent, or to enforce specifically the performance of the terms and provisions of this Section 7.04 against Parent, including an Order that Parent take all action necessary to cure, reverse or rescind any Cash Leakage Action, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and Parent hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

Section 7.05. Escrow Matters. As promptly as practicable after the execution of this Agreement, and in any event on or prior to the fifth (5th) Business Day after the date hereof, Parent and the Company shall enter into the Escrow Agreement, and Parent will cause to be deposited an amount equal to $102,000,000 (the “Escrow Deposit”) with Citibank, National Association, as escrow agent (the “Escrow Agent”) in its capacity as such, as collateral and security for the payment of the Parent Termination Fee in accordance with Section 11.04(b)(iii) and this Section 7.05, which amount will be deposited in a segregated account (the “Escrow Account”) by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. Parent and the Company will cause the Escrow Agent to hold the Escrow Deposit in the Escrow Account pursuant to the terms and conditions of the Escrow Agreement until the earliest of:

(a)  at or immediately prior to the Effective Time, at which time all funds held in the Escrow Account will be released to the Exchange Agent as part of the aggregate Merger Consideration pursuant to Section 2.03 (and Parent and the Company will issue joint written instructions and take such other additional action as may be necessary to cause the Escrow Agent to release such funds to the Exchange Agent); or

(b)  the date on which the Escrow Agent is (x) instructed jointly in writing by Parent and the Company to release such funds or (y) any Order is issued by any Governmental Authority of competent jurisdiction, at which time all funds held in the Escrow Account will be released as provided in such joint written instruction or Order, as applicable.

(c)  two (2) Business Days following the date on which this Agreement has been validly terminated under circumstances where the Parent Termination Fee is not payable pursuant to Section 11.04, at which time Parent and the Company will issue joint written instructions and take such other additional action as may be necessary to cause the Escrow Agent to release all funds held in the Escrow Account to Parent or its designees in accordance with the Escrow Agreement; and

(d)  two (2) Business Days following the date on which this Agreement has been validly terminated under circumstances where the Parent Termination Fee is payable pursuant to Section 11.04, at which time Parent and the Company will issue joint written instructions and take such other additional action as may be necessary to cause the Escrow Agent to release (i) to the Company in accordance with the Escrow Agreement, an amount equal to (and in full, complete and final satisfaction of any liability or obligation whatsoever of Parent or the Merger Subs with respect to) the Parent Termination Fee in accordance with Section 11.04(b)(iii); and (ii) the balance of the Escrow Account (including, for example, interest earned thereon prior to such date), if any, to Parent or its designees in accordance with the Escrow Agreement.

Section 7.06. Equity Financing.

(a)  Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Equity Financing on the terms and subject only to the conditions described in this Agreement and the Equity Commitment Letter, including by (i) maintaining in effect the Equity Commitment Letter, (ii) satisfying on a timely basis all conditions to funding that are applicable to Parent in the Equity Commitment Letter and complying with its obligations thereunder in a timely and diligent manner and (iii) enforcing its rights under the Equity Commitment Letter.

(b)  Neither Parent nor any of its Subsidiaries shall, without the prior written consent of the Company, permit, consent to or agree to any amendment, replacement, supplement, termination (other than in accordance with its terms) or modification to, or any waiver of, any provision or remedy under the Equity Commitment Letter. Parent and the Merger Subs shall give the Company prompt notice (i) of the termination, repudiation, rescission, cancellation or expiration of the Equity Commitment Letter, (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter, in each case of which Parent or either Merger Sub becomes aware, and (iii) of the receipt of any written notice or other written communication, in each case received from the Equity Investor with respect to any (A) breach of Parent’s or the Merger Subs’ (or any of their respective Subsidiaries’) obligations under the Equity Commitment Letter, or actual default, termination or repudiation by any party to the Equity Commitment Letter (including any written notice from the Equity Investor of its intent to withdraw, terminate, repudiate or rescind the Equity Commitment Letter) or (B) Proceeding (or threatened Proceeding) between or among any parties to the Equity Commitment Letter with respect to the obligation to fund the Equity Financing or the amount of the Equity Financing to be funded at Closing.

(c)  In the event that any portion of the Equity Financing becomes unavailable, regardless of the reason therefor (other than termination of the Equity Commitment Letter in accordance with its terms), Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its Subsidiaries to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative equity financing for any such unavailable portion from the same or alternative sources on terms and conditions not materially less favorable to Parent than those contained in the Equity Commitment Letter (the “Alternative Financing”) in an amount sufficient, when taken together with the available cash of Parent and the Merger Subs and assuming the Rollover has been consummated in accordance with the terms of this Agreement and the Rollover Agreement and the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent hereto, to consummate the transactions contemplated by this Agreement and to pay the Required Amounts. Without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing to not (A) include any conditions to the consummation thereof that are more onerous in any material respect than those set forth in the Equity Commitment Letter as in effect as of the date hereof, (B) include any provision that adversely affects in any material respect the ability of Parent to enforce its rights against other parties to such Alternative Financing as compared to the Equity Commitment Letter as in effect as of the date hereof or (C) include any terms that would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement, as compared to the terms of the Equity Commitment Letter as in effect as of the date hereof. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Equity Financing, including any Alternative Financing.

(d)  The foregoing notwithstanding, compliance by Parent with this Section 7.06 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Equity Financing or any Alternative Financing is available. To the extent Parent obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Equity Financing, in each case pursuant to this Section 7.06, references to the “Equity Financing,” and “Equity Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Equity Financing as so amended, replaced, supplemented, terminated, modified or waived.

(e)  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.06 will require, and in no event will the reasonable best efforts of Parent or Merger Subs be deemed or construed to require, Parent or Merger Subs to bring any enforcement action or Proceeding against any source of the Equity Financing to cause the Equity Financing to be funded pursuant to the Equity Commitment Letter except as and to the extent set forth in the Equity Commitment Letter.

Article 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01. Regulatory Undertakings; Reasonable Best Efforts.

(a)  Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to, and assist and cooperate with the other Party or Parties to, consummate the transactions contemplated by this Agreement as soon as practicable (and in any event prior to the End Date), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) using reasonable best efforts to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event prior to the End Date). It is understood and agreed that Section 8.01(b) through (f) and not this Section 8.01(a), shall govern the Parties’ obligation with respect to the HSR and other Competition Laws.

(b)  In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and Parent shall cause, as applicable, its Affiliates and the Equity Investor to) make (x) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within 10 Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act) and (y) any other required filings pursuant to applicable Competition Laws of the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Schedule as promptly as practicable after the date hereof. To facilitate these filings, each of the Company and Parent shall (and Parent shall cause, as applicable, its Affiliates and the Equity Investor to) furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (and Parent shall cause, as applicable, its Affiliates and the Equity Investor to) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Law of the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Schedule and shall use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other Competition Laws of the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Schedule as promptly as practicable. Parent and its Affiliates shall not extend any waiting period under the HSR Act or under any other Competition Law or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

(c)  If any objections are asserted by a Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act or any other Applicable Law (including any Competition Law), or if any Proceeding is instituted or threatened by any Governmental Authority challenging any of the transactions contemplated by this Agreement, Parent shall take, or cause to be taken (including by causing its Affiliates to take), all actions necessary to resolve such objections or Proceedings as promptly as practicable and obtain any needed authorization, consent or approval of a Governmental Authority or avoid or eliminate any impediments under the HSR Act, any such other Competition Law, or other Applicable Law.

In furtherance of and without limiting the foregoing, in connection with any such objection or Proceeding (including solely for the purposes of clause (vii) of this Section 8.01(c), any Proceeding instituted or threatened by a Third Party that is not a Governmental Authority), Parent shall, and shall cause its Affiliates to, take any such actions with respect to the Company and its Subsidiaries as may be necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act, any such other Competition Law, or other Applicable Law so as to enable the consummation of the transactions contemplated hereby to occur no later than the End Date, including (i) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of the Company or any of its Subsidiaries, (ii) terminating, amending or assigning any existing relationships and contractual rights and obligations of the Company or any of its Subsidiaries, (iii) terminating any venture or other arrangement to which the Company or any of its Subsidiaries is a party, (iv) the Company or any of its Subsidiaries granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (v) imposing limitations on the Company or any of its Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (vi) effectuating any other change to, or restructuring of, the Company or any of its Subsidiaries, and (vii) opposing, fully and vigorously, (A) any administrative or other Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (B) any request for, the entry of, and seek to have vacated or terminated, any Order that could reasonably be expected to restrain, prevent or delay the consummation of the transactions contemplated hereby, including in the case of either (A) or (B) by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company, by consenting to such action), as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any other Applicable Law (including any Competition Law) or (y) by any domestic or foreign court or other tribunal, in any Proceeding challenging such transactions as violative of the HSR Act or any other Applicable Law (including any Competition Law), in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided, for the avoidance of doubt, that none of the actions set forth in clauses (i) to (vii) above shall apply to Parent or any of its Affiliates (other than, following the Closing the Company and its Subsidiaries). Only at the request of Parent, the Company shall agree to take any of the actions described in clauses (i)-(vii) above; provided, further, that any such action shall be conditioned upon the consummation of the Mergers and the other transactions contemplated hereby.

(d)  Each party shall, subject to Applicable Law (including any Competition Law), (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and permit the other parties to review, reasonably in advance, any proposed material written communication or presentation proposed to be submitted to any Governmental Authority with respect to foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry in connection with this Agreement or the Mergers and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to the HSR Act or any other Applicable Law (including any Competition Law) in connection with this Agreement.

Subject to Applicable Law and the immediately following sentence, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any the HSR Act or any other Applicable Law (including any Competition Law). Parent and its Affiliates shall control the timing, overall strategy, and ultimate defense in all material respects relating to any effort to consummate the transactions contemplated by this Agreement as it pertains to any the HSR Act or any other Applicable Law (including any Competition Law) that may apply, and shall consult in good faith with the Company before making any material decision relating to the same.

(e)  During the period from the date of this Agreement until the satisfaction of the conditions set forth in Section 9.01(c) with respect to the HSR Act and the other approvals relating to Competition Laws of the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Schedule, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, enter into any definitive or other binding agreement for, make any filing for approval under the HSR Act or any other Competition Law relating to such other approvals for, or consummate the acquisition of any ownership interest, assets or rights in any Person if such action would reasonably be expected to (i) make it more likely in any material respect that there would arise any material impediments under any the HSR Act or any Competition Law that may be asserted by any Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as practicable or (ii) impose any material delay in the expiration or termination of any waiting period under the HSR Act or any other Competition Law relating to such other approvals.

(f)  Parent shall pay and be responsible for all filing fees payable to a Governmental Authority in connection with all filings required to be made pursuant to the HSR Act or any Competition Laws hereunder.

Section 8.02. Certain Filings.

(a)  Information Statement. As promptly as reasonably practicable after the date of this Agreement (but in no event later than 25 Business Days after the execution of this Agreement), the Company shall prepare (with the reasonable assistance, as promptly as reasonably practicable, and cooperation of Parent as reasonably requested by the Company) and file or cause to be filed the Information Statement with the SEC as required by the 1934 Act. Unless the Board of Directors has made an Adverse Recommendation Change in accordance with Section 6.04, the Company Recommendation shall be included in the Information Statement.

(b)  Schedule 13E-3. The Company and Parent shall, and shall cooperate with each other to, concurrently with the preparation and filing of the Information Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3” and together with the Information Statement, the “Required SEC Filings”) relating to the transactions contemplated by this Agreement, including the Mergers and the Rollover.

(c)  The Company shall use reasonable best efforts to resolve all SEC comments and have the Required SEC Filings cleared by the SEC as promptly as practicable after the filing thereof, including filing any amendments or supplements as may be required. The Company shall obtain and furnish the information required to be included in the Required SEC Filings, shall provide Parent and the Merger Subs with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Required SEC Filings, shall give Parent and its counsel a reasonable opportunity to review and comment on the Required SEC Filings each time before such document is filed with the SEC, shall give reasonable and good-faith consideration to any comments thereon made by Parent and its counsel, and shall cause the Information Statement in definitive form to be mailed to the Company’s stockholders at the earliest reasonably practicable date.

(d)  The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Required SEC Filings, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Required SEC Filings and seeking timely to obtain any such actions, consents, approvals or waivers. Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or NASDAQ in connection with the Required SEC Filings.

(e)  The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Required SEC Filings and any amendment or supplement thereto will, at the date of mailing to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f)  If at any time prior to the Information Statement Effectiveness Date, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any applicable Required SEC Filing so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.03. Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company shall (a) consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and, (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has, to the extent practicable, consulted with and given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in and as materially consistent with, the press release or public statement with respect to which the other party had consented or been consulted in accordance with the terms of this Section 8.03. Notwithstanding the foregoing, Parent will not be obligated to consult with the Company or obtain the Company’s consent with respect to communications that are principally directed to existing or prospective general or limited partners, equityholders, financing sources, members or investors of Parent or its Affiliates, in each case, who are subject to customary confidentiality restrictions.

Section 8.04. Merger Without Meeting of Stockholders. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub 1 and the sole member of Merger Sub 2, shall adopt this Agreement.

Section 8.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of shares of Company Common Stock (as well as Company Equity Awards and other derivative securities of shares of Company Common Stock) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following, if such party has Knowledge thereof: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than communications pursuant to Section 8.01, which shall be governed by this Section 8.06); and (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good faith failure to comply with this Section 8.06 shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.07. Litigation and Proceedings. The Company shall promptly notify Parent of any action brought by stockholders of the Company against the Company and/or its directors or officers relating to this Agreement, the Mergers or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise). Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than Proceedings between or among the parties hereto, the Company shall consult with Parent prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors or officers relating to this Agreement, the Merger and the other transactions contemplated by this Agreement; provided further the Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any such litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

Section 8.08. Tax Matters.

(a) Each of the Opco Unitholders shall provide an IRS Form W-9 on or prior to the Closing Date.

(b) Parent shall prepare, or cause to be prepared, each Pre-Closing Flow-Through Tax Return required to be filed after the Closing with respect to Opco and each of its Subsidiaries (such Tax Returns, the “Parent-Filed Tax Returns”), in a manner consistent with past practice. To the extent applicable and to the extent permissible under Section 706 of the Code, all items of income, gain, loss, deduction and credit allocable to Opco Units held by the Opco Unitholders immediately prior to the Opco Merger shall be allocated between the Opco Unitholders and the Company or Parent, as applicable, based on an interim closing of the books on the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder; provided that all items of income, gain, loss, deduction and credit resulting from the Specified Closing Date Actions shall be treated as “extraordinary items” within the meaning of Treasury Regulations Section 1.706-4(e) and no such items shall be allocated to the Opco Units that are converted into the right to receive the Opco Per Unit Price in the Opco Merger or cancelled in connection therewith.

Parent shall provide to each Opco Unitholder a draft of any Parent-Filed Tax Return (together with schedules, statements and, to the extent reasonably requested by each such Opco Unitholder, supporting documentation) at least 30 days prior to the due date (taking into account any applicable extensions) of such return and shall incorporate all reasonable comments provided by each such Opco Unitholder at least 15 days prior to the due date of such return to the extent such comments pertain to any tax item on such return that affects the Opco Unitholders and is not adverse to Parent or any of its Affiliates. Notwithstanding anything to the contrary herein, Opco shall maintain a valid election under Section 754 of the Code for its taxable year that includes the Closing Date.

(c)  To the extent it would result in adverse and disproportionate tax consequences to the Opco Unitholders (collectively) as compared to Parent, Parent shall not, and shall cause its Subsidiaries (including, after the Closing, Opco) not to, without the prior consent of the Opco Unitholders holding Opco Common Units (which shall not be unreasonably withheld, conditioned or delayed): (i) re-file, amend, or otherwise modify (or cause to be re-filed, amended or otherwise modified) any Pre-Closing Flow-Through Tax Return; (ii) file any ruling request with any Taxing Authority that relates to Pre-Closing Flow-Through Taxes or a Pre-Closing Flow-Through Tax Return; (iii) engage in any voluntary disclosure or similar process or unilaterally initiate communications with any Taxing Authority with respect to Pre-Closing Flow-Through Taxes or a Pre-Closing Flow-Through Tax Return, including in jurisdictions in which the Company or any of its Subsidiaries has not filed Tax Returns or paid Taxes; (iv) extend or waive, or cause or permit to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to Pre-Closing Flow-Through Taxes or a Pre-Closing Flow-Through Tax Return; (v) make (other than in a manner consistent with past practice), revoke or change any Tax election or accounting method that has any effect with respect to any Pre-Closing Flow-Through Taxes or a Pre-Closing Flow-Through Tax Return; or (vi) other than any issuance or direct or indirect transfer of Opco Common Units, or repayment or satisfaction of any liabilities of Opco or any of its Subsidiaries (“Specified Closing Date Actions”), take or permit to be taken any action on the Closing Date and after the Closing outside the ordinary course of business.

(d)  After the Closing, Parent shall be entitled to control any audit, examination, contest, litigation or other proceeding relating to Pre-Closing Flow-Through Tax Returns or Pre-Closing Flow-Through Taxes (each, a “Pre-Closing Flow-Through Contest”) with respect to Opco or any of its Subsidiaries; provided that (i) Parent shall keep the Opco Unitholders and the Company informed with respect to such Pre-Closing Flow-Through Contest; (ii) Opco Unitholders have the right to participate in such Pre-Closing Flow-Through Contest; and (iii) Parent shall not settle or compromise any such Pre-Closing Flow-Through Contest without the prior written consent of the Opco Unitholders (such consent not to be unreasonably withheld, conditioned or delayed).

(e)  The Parties and the Opco Unitholders shall cooperate in good faith in connection with the filing of any Tax Returns described in Section 8.08(b) or any action with respect to the Taxes or Tax Returns of Opco or any of its Subsidiaries described in Section 8.08(d). Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such Tax Return or action and (at the cost and expense of the requesting party) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(f)  Notwithstanding anything in this Agreement to the contrary, the Parties and Opco Unitholders agree and acknowledge that no “push out” election described in Section 6226 of the Code (or any corresponding or similar election under state, local or non-U.S. law) shall be made by Opco or any of its Subsidiaries treated as a partnership for U.S. federal (or applicable state, local or non-U.S.) income tax purposes for any Pre-Closing Tax Period or any Straddle Period unless requested by Parent (in which the Opco Unitholders shall cooperate (and shall cause any “partnership representative” or “designated individual” to cooperate) fully with Parent, Opco and the Company in making such election).

Section 8.09. Tax Treatment. For U.S. federal and applicable state and local Tax purposes, the parties intend that the Mergers will be treated as follows (the “Intended Tax Treatment”): (i) the Corporate Merger will be treated as a taxable purchase by Parent of the Company Common Stock that is converted into the right to receive cash in the Corporate Merger in a transaction governed by Section 1001 of the Code; and (ii) the Opco Merger will be treated as a taxable sale by each Opco Unitholder of its Opco Units that are converted into the right to receive cash in the Opco Merger to Parent in a transaction governed by Section 741 of the Code. The parties hereto agree to report the Mergers for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal, state or local income tax position inconsistent with, the Intended Tax Treatment, unless otherwise required by applicable law.

Section 8.10. Cash and Marketable Securities. The Company and Parent shall cooperate in good faith to agree, promptly following the date hereof and in no event later than 14 days prior to the Closing, on a schedule with respect to the repatriation of cash held by the Company and its Subsidiaries (to the extent permitted by applicable Law), which schedule shall set forth the timing, jurisdiction, amounts and other relevant details regarding such repatriation, and the Company shall use its reasonable best efforts to take the actions necessary to effectuate such repatriation prior to the Closing. To the extent requested by Parent, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to sell securities then owned by the Company or any of its Subsidiaries sufficiently in advance of the Closing Date so as to permit the net proceeds of such sales to be used by or at the direction of Parent or Merger Sub as a partial source for the payments contemplated by this Agreement. Notwithstanding the foregoing, none of the Company nor any of its Subsidiaries shall be required to take any action or refrain from taking any action pursuant to this Section 8.10 if it would (a) result in a material Tax liability, (b) result in the Company or any applicable Subsidiary being in breach or violation of, or default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any material Lien on the properties or assets of the Company or any of its Subsidiaries pursuant to, any contract or applicable Law or (c) have a material adverse impact on the ability of the Company or Subsidiaries to operate their respective business. Parent acknowledges and agrees that the availability of funds pursuant to this Section 8.10 will not be a condition to the obligation of Parent or the Merger Subs to consummate the transaction contemplated hereby. Notwithstanding anything in this Agreement to the contrary, any breach or inaccuracy of any covenant, representation or warranty that results from any action undertaken specifically pursuant to and in accordance with this Section 8.10 shall be disregarded for purposes of Article 9 of this Agreement.

Article 9
Conditions to the Mergers

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction or, to the extent legally permissible, waiver at or prior to the Closing of the following conditions:

(a)  the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)  no Order issued by any Governmental Authority of competent jurisdiction, or Applicable Law prohibiting, rendering illegal or enjoining the consummation of the Mergers shall be in effect;

(c)  any applicable waiting period (including any extension thereof and any timing agreement with a Governmental Authority) under the HSR Act relating to the Mergers shall have expired or been terminated and each consent, approval, waiver, clearance, authorization or permission of a Governmental Authority relating to Competition Laws of the jurisdictions set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been made, obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated); and

(d)  the Information Statement shall have been mailed to the Company stockholders in accordance with Section 8.02 and at least twenty (20) days shall have elapsed from the date of completion of such mailing.

Section 9.02. Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a)  the Company shall have performed, in all material respects, all of the covenants, agreements and obligations hereunder required to be performed or complied with by it at or prior to the Closing;

(b)  (i) the representations and warranties of the Company contained in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(d)-(e) (Capitalization), Section 4.23 (Finders’ Fees), Section 4.24 (Opinion of Financial Advisor), and Section 4.25 (Antitakeover Statutes) that (A) are not subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case, at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (ii) the representations and warranties of the Company contained in Section 4.05(a)-(c) (Capitalization) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except for de minimis inaccuracies, (iii) the representations and warranties of the Company set forth in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, and (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, a Company Material Adverse Effect;

(c)  Since the date hereof, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d)  Parent shall have received a certificate dated as of the Closing Date and signed by an executive officer of the Company to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction or waiver by the Company at or prior to the Closing of the following additional conditions:

(a)  each of Parent and the Merger Subs shall have performed, in all material respects, all of the covenants, agreements and obligations hereunder required to be performed or complied with by it at or prior to the Closing;

(b)  the representations and warranties of Parent and the Merger Subs contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), with only such exceptions in the case of this clause (b) as have not had and would not reasonably be expected to have a Parent Material Adverse Effect; and

(c)  the Company shall have received a certificate dated as of the Closing Date and signed by an executive officer of Parent to the effect that the conditions set forth in the preceding clauses (a) and (b) have been satisfied.

Section 9.04. Frustration of Closing Conditions. None of Parent, the Merger Subs or the Company may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any of the conditions set forth in Article 9 to be satisfied if such failure was primarily caused by such party’s material breach of this Agreement.

Article 10
Termination

Section 10.01. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company and with any termination by Parent also being an effective termination by the Merger Subs):

(a)  by mutual written agreement of the Company and Parent;

(b)  by either the Company or Parent, if:

(i)  the Mergers have not been consummated on or before 5:00 p.m. Eastern Time on July 12, 2027 (the “End Date”); provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose material breach (including, in the case of Parent, a breach by either Merger Sub) of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of Closing to occur on or before the End Date; or

(ii)  there shall be any (A) Applicable Law enacted or promulgated after the date of this Agreement that is then in effect making either of the Mergers illegal or which has the effect of prohibiting or otherwise preventing the consummation of either of the Mergers or (B) Order issued by any Governmental Authority of competent jurisdiction rendering illegal, or restraining, enjoining or otherwise prohibiting the consummation of either of the Mergers and such injunction or other Order shall have become final and nonappealable; provided that, the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose material breach (including, in the case of Parent, a breach by either Merger Sub) or any provision of this Agreement has been the primary cause of, or primarily resulted in, the events specified in this Section 10.01(b)(ii).

(c)  by Parent, if:

(i)  prior to receipt of the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;

(ii)  a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied and to be incapable of being satisfied by the End Date or if curable prior to the End Date, the Company shall not have cured such breach within the earlier of (x) 30 calendar days after receipt of written notice thereof from the Parent stating the Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii) and (y) the date that is two (2) Business Days prior to the End Date; provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor either Merger Sub shall be in breach of its or their obligations under this Agreement such that the conditions set forth in Section 9.03(a) or Section 9.03(b) are not satisfied as of such time; or

(iii)  the Company fails to obtain the Company Stockholder Approval and deliver the Stockholder Written Consent within twenty-four (24) hours following the execution of this Agreement; or

(d)  by the Company, if:

(i)  prior to the receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement to consummate a Superior Proposal that did not result from a material breach of Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04;

(ii)  a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or the Merger Subs set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable, prior to the End Date, Parent or the Merger Subs shall not have cured within the earlier of (x) 30 calendar days after receipt of written notice thereof from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) (provided, that with respect to (A) a breach by Parent of its obligation to have made the Escrow Deposit on or prior to the fifth (5th) Business Day after the date hereof pursuant to Section 7.05 or (B) the occurrence of any Cash Leakage Action, the 30 calendar notice and cure period under this clause (x) shall instead be five (5) Business Days) and (y) the date that is two (2) Business Days prior to the End Date; provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in breach of its obligations under this Agreement such that the conditions set forth in Section 9.02(a) or Section 9.02(b) are not satisfied as of such time; or

(iii)  (A) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied (other than those conditions which by their terms are to be satisfied at the Closing) (provided, that such conditions would be satisfied at such time if Closing were to occur at such time), (B) Parent failed to consummate the Closing when required pursuant to Section 2.01 and thereafter the Company has given irrevocable written notice to Parent that it is ready, willing and able to consummate the Closing (and the Company remains so ready, willing and able through the end of the period described in clause (C)), and (C) Parent has failed to consummate the Closing on or prior to the date that is two (2) Business Days following the date on which the notice describe in the foregoing clause (B) was delivered to Parent.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other parties, specifying the provision of this Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, subject to Section 11.04(b); provided that, subject to Section 11.04(c) and Section 11.04(d) in all respects, no party shall be relieved of liability to the extent such termination shall result from fraud or any Material and Willful Breach of this Agreement by a party prior to termination, and in each case, such party shall, subject to Section 11.04(c) and Section 11.04(d) in all respects, be fully liable for any and all liabilities and damages that were incurred or suffered by the other parties as a result of such fraud or Material and Willful Breach (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party or a party’s stockholders (including, in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors (acting upon the recommendation of the Special Committee) on behalf of the Company’s stockholders and, in the case of both Parent and the Company, taking into consideration all other relevant matters, including other combination or acquisition opportunities and the time value of money), which shall be deemed in such event to be damages of such party as determined by the trier of fact).

The parties agree that if either Parent or the Company does not effect the Closing when required pursuant to Section 2.01, such failure by Parent or the Company to effect the Closing shall be deemed to be a Material and Willful Breach of this Agreement by Parent or the Company (as applicable); provided, however, that the foregoing shall in no way restrict or limit Parent’s and the Company’s rights to defend any claim that it was required to effectuate the Closing pursuant to Section 2.01. The Confidentiality Agreement, the Escrow Agreement and the provisions of Section 6.03(b), Section 7.05, Section 8.03, this Section 10.02 and Article 11 (other than the Company’s right to specific performance to cause the Closing to occur) shall survive any termination hereof pursuant to Section 10.01.

Article 11
Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or the Merger Subs, to:

Ithaca Holdco, Inc.

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Attention: Ravi Gupta; John Hegeman

E-mail: [Intentionally Omitted]

with a copy, which shall not constitute notice, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:

Edward J. Lee, P.C.

Lee M. Blum

John W. Sheridan

E-mail: [Intentionally Omitted]

if to the Company, to:

Bumble Inc.

1105 West 41st Street

Austin, Texas 78756

Attention: Deirdre Runnette

E-mail: [Intentionally Omitted]

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:

Daniel Brass

E-mail:

[Intentionally Omitted]

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. Eastern Time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. No Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this Article 11.

Section 11.03. Amendments and Waivers.

(a)  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Fees; Expenses.

(a)  General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)  Termination Fees.

(i)  If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent in immediately available funds $29,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, concurrently with and as a condition to such termination.

(ii)  If (A) this Agreement is terminated (x) by Parent pursuant to Section 10.01(c)(ii) (Company Breach), (y) by Parent or the Company pursuant to Section 10.01(b)(i) (End Date) or (z) by Parent or the Company pursuant to Section 10.01(c)(iii) (Failure to Obtain Written Consent), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least three Business Days prior to the date of the event giving rise to the right of such termination and (C) within 12 months following such termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal, then the Company shall concurrently with the earlier such (1) consummation or (2) entry into a definitive agreement, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 11.04(b)(ii), all references to “25%” and “75%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(iii)  If this Agreement is terminated (x) by the Company pursuant to Section 10.01(d)(ii) (Parent Breach), Section 10.01(d)(iii) (Parent Failure to Close) or (y) by Parent or the Company pursuant to Section 10.01(b)(i) (End Date) at any time that the Company could have terminated this Agreement pursuant to Section 10.01(d)(ii) (Parent Breach), Section 10.01(d)(iii) (Parent Failure to Close), then Parent shall cause to be released to the Company (in full, complete and final satisfaction of any liability or obligation whatsoever of Parent or the Merger Subs with respect to the Parent Termination Fee) the full Escrow Deposit (the “Parent Termination Fee”) by delivering a joint release instruction with the Company to the Escrow Agent, instructing the Escrow Agent to release the full Escrow Deposit to the Company, within two Business Days after such termination.

(c)  Each party agrees that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee or the Parent Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) (and that neither such amount is excessive or unreasonably large, given the parties’ intent and dealings with each other) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.

(d)  Notwithstanding anything herein to the contrary (but subject to Section 11.04(e)), the parties agree that, except in the case of fraud or any Material and Willful Breach of this Agreement by the party paying the applicable fee, upon any valid termination of this Agreement under circumstances where the Company Termination Fee or Parent Termination Fee, as applicable is payable pursuant to this Section 11.04 and such Company Termination Fee or Parent Termination Fee, as applicable, is paid in full (including by release from the Escrow Account), the receipt by such party of the Company Termination Fee or Parent Termination Fee, as applicable, shall be deemed to be liquidated damages and the sole and exclusive remedy of (i) Parent, the Merger Subs, the Equity Investor and their respective Affiliates and Representatives (the “Parent Related Parties”), in the case of the Company Termination Fee and (ii) the Company or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives (the “Company Related Parties”) in the case of the Parent Termination Fee, in the case of each of the foregoing clauses (i) and (ii), in connection with this Agreement or the transactions contemplated hereby (including the failure to close such transactions), including any breach of this Agreement or the Equity Commitment Letter, and no Person (including any party hereto) shall seek or be entitled to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent Related Parties (in the case of the Parent Termination Fee) or the Company Related Parties (in the case of the Company Termination Fee), as applicable, in connection with this Agreement or the transactions contemplated hereby (including the failure to close such transactions), including any breach of this Agreement or the Equity Commitment Letter. Each party acknowledges and agrees that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion or Parent be required to pay the Parent Termination Fee on more than one occasion. For the avoidance of doubt, nothing in this Section 11.04(d) shall limit any remedies of any party hereto prior to any such termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable pursuant to this Section 11.04, including specific performance pursuant to Section 11.13; provided, that, subject to the immediately following sentence, nothing in this Section 11.04(d) shall restrict any party’s entitlement to seek and obtain specific performance hereunder as and to the extent permitted by Section 11.13, or under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein. In no event will any party be entitled to receive both (1) a grant of specific performance which results in the consummation of the Closing as contemplated in this Agreement and (2) payment of monetary damages or the Company Termination Fee (in the case of the Parent Related Parties) or the Parent Termination Fee (in the case of the Company Related Parties), as applicable.

(e)  If the Company or Parent fails to promptly pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the other for such amount or any portion thereof, the responsible party will pay the other its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on such amount due or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

Section 11.05. Disclosure Schedules. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or Parent (as applicable) that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company or Parent (as applicable) that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission to any Third Party that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule and the Parent Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule and the Parent Disclosure Schedule is being provided solely for the purpose of making disclosures under this Agreement. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 11.06. Binding Effect; Benefit; Assignment.

(a)  Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than (i) following the Closing, with respect to Section 7.02, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) following the Closing, the right of any holders of shares of Company Common Stock, Company Options, Company Equity Awards and Exchanging Opco Units to receive the Merger Consideration in respect thereof in accordance with, and subject to, the terms and conditions of Article 2, (iii) the right of the Company, on behalf of the holders of shares of Company Common Stock and Company Equity Awards (each of which are third party beneficiaries of this Agreement to the extent required for clause (iii) to be enforceable), to pursue specific performance as set forth in Section 11.13 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties acknowledge and agree will not be limited to reimbursement of expenses or out of pocket costs and may include the benefit of the bargain lost by such holders (including the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors (acting upon the recommendation of the Special Committee) on behalf of such holders and taking into consideration all other relevant matters)) in the event of a Material and Willful Breach by Parent of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or the Merger Subs’ obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders and (iv) Section 11.04(d), which shall inure to the benefit of the Company Related Parties and Parent Related Parties who are intended to be third-party beneficiaries thereof and (v) Section 6.06(c), which shall inure to the benefit of the Subsidiaries of the Company and the respective Representatives of the Company and its Subsidiaries, who are intended to be third-party beneficiaries thereof.

(b)  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, provided, that each of Parent and the Merger Subs may assign, in its sole discretion and without consent, any or all of its rights, interests and obligations under this Agreement to (i) any one or more Affiliates of Parent, or (ii) pursuant to terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Debt Financing; provided, that any such assignment shall not relieve the assignor of its obligations hereunder. Any other purported assignment, delegation or other transfer without such consent shall be void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules, or other rules that would result in the application of the laws of a different jurisdiction. Any and all claims, controversies, causes of action, or other Proceedings arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction.

Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, related to or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written definitive agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Escrow Agreement, the Rollover Agreement, the Escrow Agreement, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, solely for purposes of Sections 251 and 263(b) of the DGCL and Section 17-211(b) of the DRULPA, the Company Disclosure Schedule is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger.”

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement and/or the Equity Commitment Letter (to the extent set forth therein), or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Each party hereto acknowledges and agrees that the other may pursue a grant of specific performance under this Section 11.13, the payment of the Company Termination Fee (in the case of the Parent) and damages; provided that in no event shall any party hereto be permitted or entitled to receive both (a) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (b) the Company Termination Fee (in the case of Parent) or damages.

Section 11.14. Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein), and (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Rollover Agreement, the Equity Commitment Letter and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under Applicable Law arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof may only be made against the Persons that are expressly identified as the parties hereto or the parties thereto in accordance with the terms hereof and thereof, and (ii) in no event will a party hereto or thereto seek or obtain on behalf or at the direction of such party, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any recovery or award against any Person that is not a named party hereto or thereto (including any Parent Related Party or Company Related Party, in each case other than the express parties hereto or thereto, as applicable) with respect to this Agreement, the Rollover Agreement, the Equity Commitment Letter and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (including any breach by any of the parties hereto), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except for the rights, claims and remedies that the Company, Parent or the Merger Subs, as applicable, may assert against (A) any Person that is party to the Rollover Agreement or the Confidentiality Agreement, but solely for claims pursuant to and in accordance with the terms thereof, (B) the Company, Parent or the Merger Subs solely to the extent expressly provided for in this Agreement or (C) the Equity Investor, solely to the extent expressly provided for in the Equity Commitment Letter.

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the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

BUMBLE INC.

By:	/s/ Kevin Cook
	Name:	Kevin D. Cook
	Title:	Chief Financial Officer

BUZZ HOLDINGS L.P.

By:	/s/ Kevin Cook
	Name:	Kevin D. Cook
	Title:	Chief Financial Officer

ITHACA HOLDCO, INC.

By:	/s/ Ravi Gupta
	Name:	Ravi Gupta
	Title:	Authorized Signatory

OAK MERGER SUB 1, INC.

By:	/s/ Ravi Gupta
	Name:	Ravi Gupta
	Title:	Authorized Signatory

OAK MERGER SUB 2, LLC

By:	/s/ Ravi Gupta
	Name:	Ravi Gupta
	Title:	Authorized Signatory

[Signature page to Merger Agreement]

Exhibit A

Form of Rollover Agreement

[Intentionally Omitted]

Exhibit B

Form of Escrow Agreement

[Intentionally Omitted]

Exhibit C

Form of Stockholder Consent

[Intentionally Omitted]

Exhibit D

Form of Surviving Opco Certificate of Formation

[Intentionally Omitted]

Exhibit E

Form of Surviving Opco Limited Partnership Agreement

[Intentionally Omitted]